UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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ATLAS ENERGY GROUP, LLC

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To the Unitholders of Atlas Energy Group, LLC:

The annual meeting of unitholders of ATLAS ENERGY GROUP, LLC will be held on Tuesday, July 25, 2017 at 1:30 p.m. at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103 to:

1.	Elect one director to serve a three-year term expiring at the annual meeting of unitholders in 2020;

2.	Conduct an advisory vote to approve named executive officer compensation (the “Say on Pay” vote);

3.	Ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2017 fiscal year; and

4.	Transact such other business as may properly come before the meeting and any adjournment thereof.

We cordially invite all of our unitholders to attend the meeting, though only unitholders of record on our books at the close of business on May 26, 2017 will be entitled to vote. A list of unitholders entitled to vote at the meeting will be available for inspection at the meeting and for 10 days before the meeting at our offices at 425 Houston Street, Suite 300, Fort Worth, Texas 76102. The unit transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your units are represented at the meeting. Instead of mailing a printed copy of our proxy materials to all of our unitholders, we are using the “Notice and Access” method of providing proxy materials to unitholders via the Internet. This process provides unitholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and mailing these materials. Accordingly, on or about June 15, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all unitholders of record on our books at the close of business on May 26, 2017, which is the record date for the Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, unitholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. If you hold your units through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your units.

YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR UNITS ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors,

Lisa Washington, Secretary
June 15, 2017

Important Notice Regarding the Availability of Proxy Materials for

the Meeting to be held on Tuesday, July 25, 2017:

The proxy statement and our 2016 Annual Report are available at:

www.proxyvote.com

General Information

Terms Used

References in this proxy statement to:

●	“the Company,” “we,” “our,” “us” or like terms refer to Atlas Energy Group, LLC and its subsidiaries;
●	the “Board” refers to our Board of Directors;
●	the “LLC Agreement” refers to our Third Amended and Restated Limited Liability Company Agreement dated February 27, 2015, as amended by Amendment No. 2 dated as of April 27, 2016;
●	“common units” refer to our common units;
●	“units” refer to our common units and “unitholders” to the holders owning them;
●	“Atlas Energy” refers to Atlas Energy, L.P., our former parent;
●	“ARP” refers to Atlas Resource Partners, L.P. and “AGP” refers to Atlas Growth Partners, L.P., our subsidiaries;
●	“Targa Merger” refer to the February 2015 transactions in which (i) Atlas Energy transferred its assets and liabilities, other than those related to its midstream assets, to us, and effected a pro rata distribution to its unitholders of our common units representing a 100% interest in us and (ii) Atlas Energy and its remaining midstream interests merged with Targa Resources Corp.; and
●	the “Meeting” refers to the annual meeting of unitholders of Atlas Energy Group, LLC to be held on Tuesday, July 25, 2017.

The Meeting

The annual meeting of unitholders of Atlas Energy Group, LLC will be held on Tuesday, July 25, 2017 at 1:30 p.m. at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103. Unitholders of record at the close of business on May 26, 2017 are entitled to notice of and to vote at the Meeting and any adjournments of the Meeting.

This Proxy Statement

This proxy statement is furnished in connection with the solicitation by the Board of proxies from our unitholders to be used at the Meeting, and at any adjournments of the Meeting.

Securities and Exchange Commission (“SEC”) rules allow companies to choose the method for delivery of proxy materials to unitholders. On or about June 15, 2017, we will begin mailing the Notice of Internet Availability of Proxy Materials rather than sending a full set of these materials consisting of the proxy statement, the accompanying proxy card or voting instruction form and the 2016 Annual Report (the “Annual Report”). The proxy statement and our 2016 Annual Report are available at: www.proxyvote.com.

How to Vote

You may vote by any of the following methods:

●	In person. Unitholders of record and beneficial owners of common units held in street name may vote in person at the Meeting. If you own your common units indirectly through a broker or other holder of record, those units are held in “street name.” If your common units are held in street name, you are not a holder of record of those units and cannot vote them at the Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name units at the Meeting, you should request a legal proxy from your broker or other holder of record and bring it with you to the Meeting.

●	By phone or via the Internet. Unitholders of record may vote by proxy, by phone or via the Internet, by following the instructions included in the notice or proxy card provided. If you are a beneficial owner of shares held in street name, your ability to vote by phone or via the Internet depends on the voting procedures of the holder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form provided to you by the holder of record.

●	By mail. If you received (or requested and received) a printed copy of the proxy materials, Unitholders of record and beneficial owners of units held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

Changing or Revoking Proxy

You may revoke your proxy or change your vote as follows:

●	Unitholders of record. You may revoke your proxy or change your vote at any time before the taking of the vote at the Meeting by (i) submitting a written notice of revocation to our Secretary at 425 Houston Street, Suite 300, Fort Worth, Texas 76102; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding section, including by phone or via the Internet, and until the applicable deadline for each method; or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

●	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Meeting and voting in person.

Units Outstanding and Entitled to Vote at the Meeting

There were 31,973,122 common units outstanding as of the May 26, 2017 record date. Each of those common units is entitled to one vote on each matter to be voted on at the Meeting.

Quorum

The presence in person or by proxy of holders of our outstanding units representing not less than a majority of the outstanding common units in the aggregate will constitute a quorum. Your units are counted as being present if you vote in person at the Meeting, by telephone, via the Internet, or by submitting a properly executed proxy card or voting instruction form by mail. We will also treat as present for quorum purposes abstentions and common units held in street name that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the common units.

Vote Required; Effect of Abstentions and Broker Non-Votes

Election of Director. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of the director. A properly submitted proxy to “Withhold” with respect to the election of the director will not be voted with respect to the director, although it will be counted for purposes of determining whether there is a quorum.

Say on Pay. The proposal regarding Say on Pay is advisory and not binding on the Board or us. With respect to this proposal, the affirmative vote of the holders of a majority of our outstanding common units cast, in person or by proxy, will constitute the unitholders’ non-binding approval of this proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm. The approval of the ratification of our independent registered public accountants for 2017 requires an affirmative vote of a majority of our outstanding common units cast, in person or by proxy.

Other Proposals. For each other item, the affirmative vote (or a “FOR” vote) of a majority of our outstanding common units cast, in person or by proxy, with regard to such item will be required for approval.

A properly submitted proxy to “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of common units present and entitled to vote at the Meeting. For any matter requiring approval of a majority of the outstanding common units entitled to vote and represented in person or by proxy, an abstention will have the effect of a negative vote. Each of the above proposals, other than the ratification of the selection of the independent registered public accounting firm, is considered a “non-routine” matter. This means that if you do not directly vote your common units and you do not give your broker or nominee specific instructions as to how to vote your units, your broker or nominee does not have authority to vote your units with respect to such matters and your units will not be voted on such matters. The ratification of the selection of our independent registered public accounting firm is considered a “routine” matter; if you do not give your broker or nominee specific instructions as to how to vote your common units, your broker has authority to vote those units for or against such matter.

Recommendations of our Board of Directors

Unless you give other instructions on your proxy card or voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The recommendations of the Board are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

●	FOR election of the one nominee to the Board;
●	FOR the non-binding resolution approving the compensation of our named executive officers; and
●	FOR ratification of our board of director’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2017 fiscal year.

With respect to any other matter that properly comes before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment of what they consider to be in our best interests.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer, or employee will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our units.

No Appraisal Rights

Unitholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law.

Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth the number and percentage of common units owned as of May 26, 2017 by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common units, (b) each of our directors and nominees, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common units issuable pursuant to options, warrants or phantom units are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options, warrants or phantom units but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Beneficial owner Directors (1)	Common units owned on an “as if” converted basis	Percent

Mark C. Biderman	16,728	*
Edward E. Cohen(2)	2,655,637	8.2%
Jonathan Z. Cohen(3)	2,609,823	8.1%
DeAnn Craig	7,941	*
Dennis A. Holtz	14,122	*
Walter C. Jones	6,065	*
Jeffrey F. Kupfer	8,955	*
Ellen F. Warren	9,516	*

Non-director named executive officers(1)
Daniel C. Herz(4)	218,192	*
Jeffrey M. Slotterback	1,101	*
Mark D. Schumacher	7,375	*
All executive officers, directors and nominees as a group (13 persons)	4,007,367(5)	12.4%

Other owners of more than 5% of outstanding common units
Leon G. Cooperman(6)	4,242,908	13.0%
Horizon Kinetics LLC(7)	3,383,030	10.6%
Dorsey R. Gardner(8)	2,233,762	7.0%

*	Less than 1%
(1)	The business address for each director, director nominee and named executive officer is 425 Houston Street, Suite 300, Fort Worth, Texas 76102.
(2)	Includes (i) 13,125 common units held in an individual retirement account of Mr. E. Cohen’s spouse, (ii) 33,636 common units held in trust for the benefit of Mr. E. Cohen’s spouse and/or children; (iii) 1,372,366 common units held by a charitable foundation of which Mr. E. Cohen, his spouse and their children are among the trustees (the “Foundation”); (iv) 151,413 warrants to purchase an equivalent number of common units held by the Foundation; (v) 863,102 common units held by Solomon Investment Partnership, L.P. (the “Partnership”), of which Mr. E. Cohen and his spouse are the sole shareholders, officers and directors of the corporate general partner and are the sole partners of the Partnership; and (vi) 151,413 warrants to purchase an equivalent number of common units held by the Partnership. Mr. E. Cohen disclaims beneficial ownership of the units described in (i) and (ii) above. 1,523,779 of these common units are also included in the common units referred to in footnote 3 below.
(3)	Includes (i) 151,413 warrants to purchase an equivalent number of common units; (ii) 151,413 warrants to purchase an equivalent number of common units held by the Foundation; (iii) 33,636 common units held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary and (iv) 1,372,366 common units held by the Foundation. 1,523,779 common units are also included in the common units referred to in footnote 2 above.
(4)	Includes 32,445 warrants to purchase an equivalent number of common units.
(5)	This number has been adjusted to exclude 1,372,366 common units and 151,413 warrants to purchase common units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(6)	This information is based on a Schedule 13D/A filed on March 31, 2017, and accounts for the May 5, 2017 conversion of all of Atlas Energy Group, LLC’s Series A preferred units into common units on a 3.125-for-1 basis. Includes 564,455 warrants to purchase an equivalent number of common units. The address of Mr. Cooperman is St. Andrew’s Country Club, 7118 Melrose Castle Lane, Boca Raton, FL 33496.

(7)	This information is based on a Schedule 13G/A filed on February 14, 2017 by Horizon Kinetics LLC, Horizon Asset Management, LLC, Kinetics Asset Management, LLC and Kinetics Advisers, LLC. The address of the reporting persons is 470 Park Avenue South, 4th Floor South, NY, NY, 10016.
(8)	This information is based on a Schedule 13G filed on September 29, 2016 by Dorsey R. Gardner. The address of the reporting persons is 401 Worth Avenue, Palm Beach, Florida 33480.

Proposal 1: Election of Directors

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing with our board of directors the appropriate skills and characteristics required of board members in the context of the makeup of the board of directors and developing criteria for identifying and evaluating board candidates.  The Nominating and Governance Committee identifies director nominees by first evaluating the current members of the board willing to continue in service.  Current members with skills and experience that are relevant to our business and who are willing to continue in service will be considered for renomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective.  If any member of the board does not wish to continue in service, or if the Nominating and Governance Committee or the board decides not to nominate a member for reelection, or if we decide to expand the size of the board, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Governance Committee’s criteria for board service.  Current members of the board and management are polled for their recommendations.  Research may also be performed or third parties retained to identify qualified individuals.  To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.  The Nominating and Governance Committee considers diversity as an element in identifying director nominees.

The Nominating and Governance Committee evaluates independent director candidates based upon a number of criteria, including:

●	commitment to promoting the long-term interests of our unitholders and independence from any particular constituency;

●	professional and personal reputations that are consistent with our values;

●	broad general business experience and acumen, which may include experience in management, finance, accounting, technology, marketing and communications;

●	a high level of personal and professional integrity;

●	adequate time to devote attention to the Board;

●	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the NYSE; and

●	board balance in light of our current and anticipated needs and the attributes of the other directors and executives.

The specific criteria that the Nominating and Governance Committee uses to identify a nominee to serve as a member of the board of directors depends on the qualities being sought.  The Committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements.  The full board of directors is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

Our limited liability company agreement contains provisions that address the process by which a unitholder may nominate an individual to stand for election to the board of directors.  Our board of directors has adopted a policy concerning the evaluation of unitholder recommendations of board candidates by the Nominating and Governance Committee.  Our Nominating and Governance Committee evaluates director candidates nominated by unitholders in the same manner as other candidates. For additional information about unitholder nominations, see “Unitholder Proposals or Director Nominations.”

Nominees

Proposal 1 is to elect the following person to serve as our Class II director: Edward E. Cohen. Since no other nominations were timely made, no other nominees will be considered at the Meeting. The Board is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class II expire at the Meeting.

The persons named in the proxy intend, in the absence of a contrary direction, to vote for Mr. E. Cohen to serve for a three-year term expiring at the 2020 annual meeting, or until his successor is elected or appointed. Should the nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why the nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of the nominee and each of our other directors. There are no family relationships among the directors, except that Edward E. Cohen, Chief Executive Officer and Director, is the father of Jonathan Z. Cohen, Executive Chairman of the Board.

The Board unanimously recommends a vote “FOR” the nominee as a Class II director named in Proposal 1.

Edward E. Cohen

Mr. Cohen’s strong financial and energy industry experience, along with his deep knowledge of our company resulting from his long tenure with Atlas Energy and its predecessors, enables Mr. Cohen to provide valuable perspectives on many issues facing us. Mr. Cohen’s service on the board of directors creates an important link between management and the board and provides us with decisive and effective leadership. Mr. Cohen’s extensive experience in founding, operating and managing public and private companies of varying size and complexity have enabled him to provide valuable expertise to us.  Additionally, Mr. Cohen brings to the board of directors the vast experience that he has accumulated through his activities as a financier, investor and operator in various parts of the country.  These diverse experiences enable Mr. Cohen to bring unique perspectives to the board of directors, particularly with respect to business management, financial markets and financing transactions and corporate governance issues.

Mr. Cohen, 78, has been our Chief Executive Officer since February 2015 and President from February 2015 to April 2015, and before that was Chairman and Chief Executive Officer since February 2012.  Mr. Cohen has been Executive Chairman and a Class A Director of Titan Energy, LLC since September 2016 and, before that was Executive Chairman of Titan’s predecessor, Atlas Resource Partners, L.P., since August 2015.  He has also served as Chairman of the board of directors and Chief Executive Officer of the general partner of Atlas Growth Partners, L.P. since its inception in 2013. Mr. Cohen was the Chairman of the board of directors of the general partner of Atlas Energy, L.P. from its formation in January 2006 until February 2011, when he became its Chief Executive Officer and President until February 2015. Mr. Cohen served as the Chief Executive Officer of Atlas Energy’s general partner from its formation in January 2006 until February 2009. Mr. Cohen served on the executive committee of Atlas Energy’s general partner from 2006 until February 2015. Mr. Cohen also was the Chairman of the board of directors and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until February 2011, and also served as its President from September 2000 to October 2009. Mr. Cohen was the Executive Chair of the managing board of Atlas Pipeline Partners GP, LLC (“Atlas Pipeline GP”) from its formation in 1999 until February 2015. Mr. Cohen was the Chief Executive Officer of Atlas Pipeline GP from 1999 to January 2009. Mr. Cohen was the Chairman of the Board and Chief Executive Officer of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until February 2011.  In addition, Mr. Cohen was a director of Resource America, Inc. (formerly a publicly traded specialized asset management company) from 1988 until September 2016 and its Chairman of the board of directors from 1990 until September 2016, and was its Chief Executive Officer from 1988 until 2004 and President from 2000 until 2003; Chairman of the board of Resource Capital Corp. (a publicly traded real estate investment trust) from its formation in 2005 until November 2009 and served on its board until September 2016; and Chairman of the board of directors of Brandywine Construction & Management, Inc. (a property management company) since 1994.

Continuing Directors

Directors Serving until the 2018 Annual Meeting

Jonathan Z. Cohen, 46, has been the Executive Chairman of our Board since February 2015, and before that was Vice Chairman from February 2012. Mr. Cohen has served as Executive Vice Chairman of ARP since August 2015 and has served as Executive Vice Chairman of the board of directors of the general partner of AGP since its inception in 2013. Mr. Cohen served as Executive Chairman of the Board of Atlas Energy’s general partner from January 2012 until February 2015. Before that, he served as Chairman of the Board of Atlas Energy’s general partner from February 2011 until January 2012, Vice Chairman from its formation in January 2006 until February 2011, and chairman of the executive committee from 2006 until February 2015. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy, Inc. from its incorporation in September 2000 until February 2011. Mr. Cohen was the Executive Vice Chair of the managing board of Atlas Pipeline Partners GP, LLC from its formation in 1999 until February 2015. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until February 2011. Mr. Cohen has been a senior officer of Resource America since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005. Mr. Cohen is a son of Edward E. Cohen. Mr. Cohen’s extensive knowledge of our business resulting from his long service with Atlas Energy and its predecessors, as well as his strong financial and industry experience, allows him to contribute valuable perspectives on many issues facing us. Mr. Cohen’s service on our Board creates an important link between management and the rest of the Board and provides us with decisive and effective leadership. Mr. Cohen’s involvement with public and private entities of varying size, complexity and focus, and raising debt and equity for such entities, provides him with extensive experience and contacts that will be valuable to us. Additionally, among the reasons for his appointment as a director, Mr. Cohen’s financial, business, operational and energy experience, as well as the experience that he has accumulated through his activities as a financier and investor, add strategic vision to the Board to assist with our growth, operations and development. Mr. Cohen will be able to draw upon these diverse experiences to provide guidance and leadership with respect to exploration and production operations, capital markets and corporate finance transactions and corporate governance issues.

Dennis A. Holtz, 77, has been a director since February 2015 and has served as Lead Director since April 2015. Mr. Holtz served as a director of the general partner of Atlas Energy from February 2011 until February 2015. Before that, he was a director of Atlas Energy, Inc. from February 2004 to February 2011. Mr. Holtz maintained a corporate and real estate law practice in Philadelphia and New Jersey from 1988 until his retirement in January 2008. During that period, Mr. Holtz was counsel for or corporate secretary of numerous private and public business entities, and this extensive experience with corporate governance issues was the reason he was chosen as chair of our Nominating and Governance Committee. As a licensed attorney with over 50 years of business experience, Mr. Holtz offers a unique and invaluable perspective into corporate governance matters. Additionally, Mr. Holtz has extensive knowledge of the energy industry, having served as a director of our former affiliated companies for nine years.

Ellen F. Warren, 60, has been a director since February 2015. Ms. Warren served as a director of the general partner of Atlas Energy from February 2011 until February 2015, a director of Atlas Energy, Inc. from September 2009 until February 2011, and a director of Atlas Energy Resources, LLC from December 2006 until September 2009. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Before founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in March 1998. She was previously Vice President of Marketing/Communications for Jefferson Bank from September 1992 to February 1998, and President of Diversified Advertising, Inc. from December 1984 to September 1992, where she provided marketing services to various industries, including the energy industry. Ms. Warren is a seasoned energy company director who brings her extensive experience as an independent member of the boards of Atlas Energy, Inc. and Atlas Energy Resources, LLC, where she chaired a special committee. As a prior member of the National Association of Corporate Directors, Ms. Warren also offers expertise in corporate governance matters. Ms. Warren has 35 years of experience in public relations, corporate communications, crisis communications and marketing, and as the founder and president of various marketing communications firms, she is uniquely positioned to provide leadership to the Board in public relations and communications matters. Ms. Warren also brings valuable management, strategic planning, communication, community involvement and leadership skills to the Board.

Directors Serving until the 2019 Annual Meeting

Mark C. Biderman, 71, has been a director since February 2015.  Mr. Biderman served as a director of the general partner of Atlas Energy, L.P. from February 2011 to February 2015.  Before that, he was a director of Atlas Energy, Inc. from July 2009 until February 2011. Mr. Biderman was Vice Chairman of National Financial Partners Corp. from September 2008 to December 2008, and was its Executive Vice President and Chief Financial Officer from November 1999 to September 2008.  From May 1987 to October 1999, he served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman has served as a director and chair of the audit committee, as well as a member of the corporate governance and nominating committee, of Full Circle Capital Corporation from August 2010 until November 2016; a director and member of the audit committee of Great Elm Capital Corp. since November 2016; a director and chair of the compensation committee, as well as a member of the audit committee, of Apollo Commercial Real Estate Finance, Inc. since November 2010; and a director and chair of the audit committee, and a member of the nominating and corporate governance committee, of Apollo Residential Mortgage, Inc. from July 2011 until September 2016. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman brings over 40 years’ of business and financial experience to our board of directors. Mr. Biderman also brings more than ten years of collective service on various boards of directors as well as his service on the audit committees of three other companies. In addition, the board of directors will benefit from his business acumen and valuable financial experience.

Dolly Ann (DeAnn) Craig, Ph.D., 65, has been a director since March 2012. Dr. Craig served as a consultant to Atlas Energy, L.P. from April 2011 to January 2012.  She has been an Adjunct Professor in the Petroleum Engineering Department of the Colorado School of Mines since January 2009, and a member of the Colorado Oil and Gas Conservation Commission since March 2009.

Dr. Craig was the Senior Vice President – Asset Assessment of CNX Gas Corporation from September 2007 until February 2009, and President of Phillips Petroleum Resources (a Canadian subsidiary of Phillips Petroleum) and Manager of Worldwide Drilling and Production from July 1992 to October 1996. Dr. Craig was a director for Samson Oil & Gas Limited from July 2011 through January 2016 and served as chair of its audit committee as well as a member of its compensation committee.  She is a Past-President of the Society of Petroleum Engineers (“SPE”), Past-President of the Society of Petroleum Engineers’ Foundation, and a Past-President of the American Institute of Mining, Metallurgical, and Petroleum Engineers. Dr. Craig was awarded SPE Honorary Membership in 2015, the Society’s highest honor. Dr. Craig serves as chair of our Environment, Health and Safety Committee. Dr. Craig is a member of the National Association of Corporate Directors and is a Registered Professional Engineer in the State of Colorado. Dr. Craig brings to our board of directors a strong technical and operational background and practical expertise in issues relating to exploration and production activities. Dr. Craig’s experience, particularly her background in petroleum engineering, and her knowledge of our operations resulting from her work as a consultant, benefits the board of directors. In addition, Dr. Craig provides leadership to the board of directors with respect to energy policy issues, owing to her experience as a member of the Colorado Oil and Gas Conservation Commission.

We have assembled a Board comprised of individuals who bring diverse but complementary skills and experience to oversee our business. Our directors collectively have a strong background in energy, finance, law, marketing, accounting and management. Based upon the experience and attributes of the directors discussed above, the Board determined that each of the directors should, as of the date hereof, serve on the Board.

NON-Director Principal Officers

Daniel C. Herz, 40, has been our President since April 2015. Mr. Herz has served as Titan Energy, LLC’s Chief Executive Officer and a Class A Director since September 2016, and before that was Chief Executive Officer of Titan’s predecessor, Atlas Resource Partners, L.P., since August 2015.  Mr. Herz has also served as President and a director of the general partner of Atlas Growth Partners, L.P. since its inception in 2013. Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the general partner of Atlas Resource Partners, L.P. from March 2012 to April 2015. Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the general partner of Atlas Energy, L.P. from February 2011 until February 2015. Mr. Herz was also Senior Vice President of Corporate Development of Atlas Pipeline Partners GP, LLC from August 2007 until February 2015.  He was also Senior Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Energy Resources, LLC from August 2007 until February 2011.  Before that, Mr. Herz was Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Pipeline Partners GP, LLC from December 2004 until August 2007.

Jeffrey M. Slotterback, 35, has been our Chief Financial Officer since September 2015 and served as our Chief Accounting Officer from March 2012 to October 2015. Mr. Slotterback has been Titan Energy, LLC’s Chief Financial Officer and a Class A Director since September 2016, and before that was Chief Financial Officer of Titan’s predecessor, Atlas Resource Partners, L.P., since September 2015. Mr. Slotterback has also served as the Chief Financial Officer of the general partner of Atlas Growth Partners, L.P. since September 2015 and served as its Chief Accounting Officer from its inception in 2013 to October 2015. Mr. Slotterback served as Chief Accounting Officer of the general partner of Atlas Energy, L.P. from March 2011 until February 2015, and Manager of Financial Reporting from May 2007 until July 2009 and again from February 2011 until March 2011. Mr. Slotterback was the Manager of Financial Reporting for Atlas Energy, Inc. from July 2009 until February 2011 and for Atlas Pipeline Partners GP, LLC from May 2007 until July 2009. Mr. Slotterback was a Senior Auditor at Deloitte and Touche, LLP from 2004 until 2007, where he focused on energy and health care clients. Mr. Slotterback is a Certified Public Accountant.

Mark D. Schumacher, 54, has served as our Senior Vice President since April 2015 and had served as Chief Operating Officer from October 2013 to April 2015. Mr. Schumacher has served as Titan Energy, LLC’s President since September 2016, and before that was President of Titan’s predecessor, Atlas Resource Partners, L.P., since April 2015.  Mr. Schumacher has been the Executive Vice President of Operations of the general partner of Atlas Growth Partners, L.P. since its inception in 2013. He had served as Executive Vice President of Atlas Energy, L.P. from July 2012 to October 2013. From August 2008 to July 2012, Mr. Schumacher served as President of Titan Operating, LLC, which ARP acquired in July 2012.  From November 2006 until August 2008, Mr. Schumacher served as President of Titan Resources, LLC, which built an acreage position in the Barnett Shale that it sold to XTO Energy in October 2008.  From February 2005 to November 2006, Mr. Schumacher served as the Team Lead of EnCana Oil & Gas (USA) Inc. where he was responsible for Encana’s Barnett Shale development. Mr. Schumacher has over 33 years of experience in drilling, production and reservoir engineering management, operations and business development in East Texas, Austin Chalk, Barnett Shale, Mid-Continent, the Rockies, the Gulf of Mexico, Latin America and Canada.

Lisa Washington, 49, has been our Senior Vice President since September 2015, and our Chief Legal Officer and Secretary since February 2012 and served as Vice President from February 2015 until September 2015. Ms. Washington has served as Titan Energy, LLC’s Vice President, Chief Legal Officer and Secretary since September 2016, and before that was Vice President, Chief Legal Officer and Secretary of Titan’s predecessor, Atlas Resource Partners, L.P., since August 2015.  Ms. Washington has served as Chief Legal Officer and Secretary of the general partner of Atlas Growth Partners, L.P. since its inception in 2013. Ms. Washington served as Chief Legal Officer and Secretary of the general partner of Atlas Energy, L.P. from January 2006 to October 2009, and as a Senior Vice President of its general partner from October 2008 to October 2009, and as Vice President, Chief Legal Officer and Secretary from February 2011 to February 2015.  She also served as Chief Legal Officer and Secretary of Atlas Pipeline Partners GP, LLC from November 2005 to October 2009, a Senior Vice President from October 2008 to October 2009 and a Vice President from November 2005 until October 2008; Chief Legal Officer and Secretary of Atlas Energy, Inc. from November 2005 until February 2011, a Senior Vice President from October 2008 until February 2011, and a Vice President from November 2005 until October 2008; and Chief Legal Officer and Secretary of Atlas Energy Resources, LLC from 2006 until February 2011, a Senior Vice President from July 2008 until February 2011 and a Vice President from 2006 until July 2008.  From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

Matthew Finkbeiner, 37, has been our Chief Accounting Officer since October 2015. Mr. Finkbeiner has been the Chief Accounting Officer of Titan Energy, LLC since September 2016, and before that was the Chief Accounting Officer of Titan’s predecessor, Atlas Resource Partners, L.P., since October 2015.  Mr. Finkbeiner has been the Chief Accounting Officer of the general partner of Atlas Growth Partners, L.P. since October 2015. Mr. Finkbeiner has held positions with Deloitte & Touche LLP, including Audit Senior Manager from September 2010 until joining us in October 2015, Audit Manager from September 2007 to September 2010, and Audit Senior/Staff from September 2002 until September 2007.  While at Deloitte & Touche LLP, Mr. Finkbeiner managed audits for a diversified base of clients in the oil and gas industry, including master limited partnerships. Mr. Finkbeiner is a Certified Public Accountant.

Director Compensation

Our officers or employees who also served as directors did not receive additional compensation for their service as a director.  In 2015, the annual retainer for non-employee directors was comprised of $75,000 in cash and an annual grant of phantom units with dividend equivalent rights, or DERs, under the 2015 Long-Term Incentive Plan, or LTIP, having a fair market value of $125,000.   The units will vest ratably over four years beginning on the grant date.  The chair of the Audit Committee received an annual fee of $25,000, the chair of the Compensation Committee received an annual fee of $10,000, the chairs of the Nominating and Governance Committee and Investment Committee each received an annual fee of $7,500 and the chair of the Environment, Health and Safety Committee received an annual fee of $5,000.  However, since the directors on our board of directors also served as the board for Atlas Resource Partners, until September 2016, 50% of the fees paid in cash to the non-employee directors was allocated to Atlas Resource Partners until September 1, 2016.  Following Titan’s emergence on September 1, 2016, it has its own board of directors and so we no longer allocate any director compensation.

In January 2016, after approval and recommendation from the Nominating and Governance Committee, our board of directors reduced the annual grant of phantom units to non-employee directors to an amount having a fair market value of $50,000, which will vest 50% in 6 months from the date of grant with the remaining 50% to vest six months later.  Additionally, our board of directors limited the annual grant of phantom units to our non-employee directors to 50,000 common units per year.  In February 2017, the Nominating and Governance Committee decided to maintain the cash portion of the annual compensation for 2017, but in light of our continuing evaluations of options regarding changes to our debt or equity capital structure, it temporarily suspended the equity issuance.

2016 Director Compensation Table

Name	Fees earned or paid in cash	Stock awards(1)	All other compensation	Total

Mark C. Biderman	$66,667	$39,500	$—	$106,167
DeAnn Craig	$53,333	$39,500	$—	$92,833
Dennis A. Holtz	$55,000	$39,500	$—	$94,500
Walter C. Jones	$53,125	$39,500	$—	$92,625
Jeffrey F. Kupfer	$51,875	$39,500	$—	$91,375
Ellen F. Warren	$56,667	$39,500	$—	$96,167

(1)	Represents 50,000 phantom units granted under the 2015 LTIP having a grant date fair value of $0.79, all of which have vested.

Proposal 2: Advisory Vote on

Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Board to provide our unitholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our named executive officers as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed under the heading “Compensation Discussion and Analysis.” As discussed at length in that section, we believe that our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our use of equity-based incentives reinforces the alignment of the interests of our executives with those of our long-term unitholders. In doing so, our executive compensation program supports our strategic objectives and mission.

This vote is non-binding; however, we highly value the opinions of our unitholders. Accordingly, the Board and the Compensation Committee will take the results of this advisory vote into consideration with respect to future executive compensation decisions.

For the reasons set forth above, the Board unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Proposal 3: Ratification of Appointment of the

Independent Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2016. Grant Thornton LLP has been re-appointed as our independent auditors for fiscal year 2017. Although we are not required to seek unitholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. We do not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.

For the years ended December 31, 2016 and 2015, the accounting fees and services (in thousands) charged by Grant Thornton, LLP, our independent auditors, were as follows:

	Years Ended December 31,
	2016	2015
Audit fees(1)	$670	$1,565
Audit-related fees(2)	97	102
Tax fees(3)	169	154
All other fees	—	—
Total accounting fees and services	$936	$1,821

(1)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audits of our and our subsidiaries’ annual financial statements and the quarterly reviews of our and our subsidiaries’ financial statements included in Form 10-Qs and also for services related to our and our subsidiaries’ registration statements, Form 8-Ks and comfort letters, and audits related to the spin-off of assets associated with the Atlas Merger.
(2)	Represents the aggregate fees recognized during the years ended December 31, 2016 and 2015 for professional services rendered by Grant Thornton LLP substantially related to certain necessary audit related services in connection with the registration and private placement of Titan’s Drilling Partnerships and audits of our benefit plans.
(3)	The fees for tax services rendered related to tax compliance.

The Audit Committee, on at least an annual basis, will review audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during 2016 by the Audit Committee and in 2015 by the Atlas Energy Audit Committee.

If our unitholders do not ratify the selection of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

The Board unanimously recommends a vote “FOR” the following proposal:

“RESOLVED, that action by the Audit Committee appointing Grant Thornton LLP as our independent registered public accounting firm for the fiscal year 2017 is hereby ratified, confirmed and approved.”

Governance Matters

General Background

The Limited Liability Company Agreement provides that an annual meeting of the unitholders for the election of directors to the Board and other matters that the Board submits to a vote of the unitholders will be held at such date and time as may be fixed from time to time by the Board. At each annual meeting, the unitholders entitled to vote will vote as a single class for the election of directors to the Board, and will elect, by a plurality of the votes cast at such meeting, persons to serve on the Board who are nominated in accordance with the provisions of the LLC Agreement.

The Board

The Board currently has eight members designated as follows:

●	Mark C. Biderman – Class I;
●	DeAnn Craig – Class I;
●	Edward E. Cohen – Class II;
●	Walter C. Jones – Class II;
●	Jeffrey F. Kupfer – Class II;
●	Jonathan Z. Cohen – Class III;
●	Dennis A. Holtz – Class III; and
●	Ellen F. Warren – Class III.

Mr. E. Cohen is the only Class II director nominee for election to the Board at the 2017 annual meeting of common unitholders because Messrs. Jones and Kupfer are not standing for reelection.

Board Leadership; Executive Sessions of the Board

Jonathan Z. Cohen serves as the Executive Chairman of the Board and Edward E. Cohen serves as our Chief Executive Officer and director. We believe that the most effective leadership structure at the present time is to have separate Executive Chairman of the Board and Chief Executive Officer positions because this allows the Board to benefit from having two strong voices bringing separate views and perspectives to meetings. The Chief Executive Officer and the Executive Chairman of the Board are in regular contact and serve together with Daniel C. Herz, who serves as President, on our executive committee. Our leadership structure is also comprised of a lead independent director, board committees led and comprised of independent directors and active engagement by all directors. The Board believes that this structure provides a balance between strong company leadership and appropriate safeguards and oversight by independent directors.

As set forth in our governance guidelines, the independent members of our board of directors meet in executive session regularly without management. The purpose of these executive sessions is to promote open and candid discussion among the independent board members.

In April 2015, the Board established the position of lead independent director, and appointed Dennis Holtz to fill the role. The lead independent director may serve as the liaison between the independent members of the Board and management on matters such as the annual board evaluation; however, independent members of the Board also interface with management directly.

Director Independence

While our common units are no longer listed on the New York Stock Exchange (“NYSE”), we have determined to continue to use the NYSE standard of independence. The Board has determined that all directors other than Edward E. Cohen and Jonathan Z. Cohen qualify as “independent” under the NYSE standards. These standards provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with us or our subsidiaries (either directly or as a member, partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries). In making this determination, the Board (i) adheres to all of the specific tests for independence included in the NYSE standards, and (ii) considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the Board from time to time. Under NYSE standards:

●	a director is not independent if the director is, or has been within the last three years, an employee of us or any of our subsidiaries, or if an immediate family member is, or has been within the last three years, an executive officer of us or any of our subsidiaries;

●	a director is not independent if the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer);

●	a director is not independent if (A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

●	a director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of us or any of our subsidiaries at the same time serves or served on that company’s compensation committee; and

●	a director is not independent if the director is a current employee, or if an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent.

Meetings of the Board

During the year ended December 31, 2016, the Board held 23 regularly scheduled and special meetings.  All of the directors attended at least 75% of the total number of meetings of the Board and of each committee of the Board on which he or she served.

Attendance at Annual Meetings

The Board does not have a policy with respect to Board members’ attendance at annual meetings.

Unitholder Communications with the Board

Unitholders and other interested parties who would like to communicate their concerns to one or more members of our board of directors, a board committee or the independent directors as a group may do so by writing to them at Atlas Energy Group, LLC, 425 Houston Street, Suite 300, Fort Worth, Texas 76102, c/o Dennis Holtz, Lead Director. All concerns received will be appropriately forwarded and, if deemed appropriate by the Lead Director, may be accompanied by a report summarizing such concerns.

Role in Risk Oversight

General

The Board’s role in risk oversight recognizes the multifaceted nature of risk management. The Board has empowered several of its committees with aspects of risk oversight. We administer our risk oversight function through the Audit Committee, which monitors material enterprise risks, and the Environment, Health and Safety Committee, which assists in determining whether appropriate policies and management systems are in place with respect to environment, health and safety and related matters and monitors and reviews compliance with applicable environment, health and safety laws, rules and regulations. The Audit Committee also oversees our internal audit function and is responsible for monitoring the integrity and ensuring the transparency of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. The Audit Committee incorporates its risk oversight function into its regular reports to the board of directors. The Environment, Health and Safety Committee reviews actions taken by management with respect to deficiencies identified or improvements recommended.

In addition to these committees’ role in overseeing risk management, the full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed. Our senior executives provide regular updates about our strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board and committees may call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues will attend board meetings to provide additional insight into items being discussed, including risk exposures.

Compensation Programs

Our compensation policies and programs are intended to encourage employees to remain focused on both our short-term and long-term goals. Annual incentives are intended to tie a significant portion of each of the named executive officer’s compensation to our annual performance and/or that of the divisions for which the officer was responsible. We believe that the focus on revenue growth and distributable cash flow in making incentive bonus awards and unit price performance in granting equity awards provides a check on excessive risk taking. Our Code of Business Conduct and Ethics, which applies to all officers and directors, further seeks to mitigate the potential for inappropriate risk taking. We also prohibit hedging transactions involving our units so our officers and directors cannot insulate themselves from the effects of our unit performance.

Our Compensation Committee, together with senior management, also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees

The Board has five standing committees:

Audit Committee. The Audit Committee’s duties include recommending to our Board the independent public accountants to audit our financial statements and establishing the scope of, and overseeing, the annual audit. The committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of internal audit function. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that our management and the Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the committee and the independent auditors, internal accounting function and our management. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters. All of the members of the Audit Committee meet the independence standards established by the NYSE and the Board. The members of the Audit Committee are Mr. Biderman, Mr. W. Jones and Mr. Kupfer. Mr. Biderman is the chair and has been determined by the Board to be an “audit committee financial expert,” as defined by SEC rules. The Audit Committee met seven times in 2016. The Board previously adopted a written charter for the Audit Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Compensation Committee. The principal functions of the Compensation Committee are to assist the Board in carrying out its responsibilities with respect to compensation, particularly including evaluation of the compensation paid or payable to our Chief Executive Officer and other named executive officers. The Compensation Committee reviews compensation paid or payable under employee qualified benefit plans, employee stock option and restricted stock option plans, under individual employment agreements, and executive compensation and bonus programs. The Compensation Committee has the sole authority to select, retain and/or terminate independent compensation advisors. Ms. Warren and Messrs. Biderman and Holtz are the members of the Compensation Committee, with Ms. Warren acting as the chair. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.  The Compensation Committee met nine times in 2016. The Board previously adopted a written charter for the Compensation Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Nominating and Governance Committee. The principal functions of the Nominating and Governance Committee are to recommend to the Board the criteria for members of the Board and to identify individuals who meet such criteria, and recommend such individuals to the Board for election to fill vacancies on the Board; review all compensation paid to directors, in cash or in equity grants, and, on a biannual basis, recommend changes to such compensation, if appropriate; and periodically review our formation documents and suggest revisions to them. Ms. Warren and Messrs. Holtz and Kupfer are the members of the Nominating and Governance Committee, with Mr. Holtz acting as the chair. The Board has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board. The Nominating and Governance Committee met one time in 2016. The Board previously adopted a written charter for the Nominating and Governance Committee, a current copy of which is available on our web site at www.atlasenergy.com.

The Nominating and Governance Committee will consider nominees recommended by unitholders for the 2018 annual meeting if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and the LLC Agreement. See “Proposal 1: Director Nominations—Director Nomination Process” and “Unitholder Proposals or Director Nominations.”

Investment Committee. The principal functions of the Investment Committee are to assist the Board in reviewing management investment practices, policies, strategies, transactions and performance, as well as evaluating and monitoring existing and proposed investments.  Messrs. Biderman, Jones and Kupfer are the members of the Investment Committee, with Messrs. Jones and Kupfer acting as the co-chairs. The Board has determined that each of the members of the Investment Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board. The Investment Committee did not meet in 2016.

Environment, Health and Safety Committee. The Environment, Health and Safety Committee assists the Board in determining whether we have appropriate policies and management systems in place with respect to environment, health and safety and related matters. The committee monitors the adequacy of our policies and management for addressing environment, health and safety matters consistent with prudent exploration and production industry practices. The Environment, Health and Safety Committee monitors and reviews compliance with applicable environment, health and safety laws, rules and regulations. The Committee reviews actions taken by management with respect to deficiencies identified or improvements recommended. The members of the Environment, Health and Safety Committee are Dr. Craig, Ms. Warren and Messrs. Holtz and Kupfer. Dr. Craig serves as chair of the Committee. The Board has determined that each of the members of the Environment, Health and Safety Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board. The Environment, Health and Safety Committee met four times in 2016.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, as well as to persons performing services for us generally. We believe our code meets the definition of a code of ethics under the Exchange Act. Our Code of Business Conduct and Ethics is posted, and any waivers we grant to the code will be posted, on our web site at www.atlasenergy.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Warren and Messrs. Biderman and Holtz. None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2016 or was formerly an officer of ours. During 2016, no members of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclose of related person transactions. None of our executive officers has served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Committee Reports

Audit Committee Report

The Audit Committee has approved the following report:

In connection with its function to oversee and monitor our financial reporting process, the Audit Committee has done the following:

●	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with our management;

●	discussed with our independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

●	received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with the Audit Committee concerning independence and discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Mark C. Biderman, Chair

Walter C. Jones

Jeffrey F. Kupfer

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report and this proxy statement.

This report has been provided by the Compensation Committee of the Board.

Ellen F. Warren, Chair

Mark C. Biderman

Dennis A. Holtz

Compensation Discussion and Analysis

For purposes of the following, the individuals listed below are collectively referred to as our or Atlas Energy’s “Named Executive Officers” or “NEOs.” Their compensation is disclosed in the tables following this discussion and analysis.

●	Edward E. Cohen, our Chief Executive Officer

●	Jeffrey M. Slotterback, our Chief Financial Officer

●	Jonathan Z. Cohen, our Executive Chairman of the Board

●	Daniel C. Herz, our President

●	Mark D. Schumacher, our Senior Vice President

The Atlas Energy Group Compensation Committee (“Compensation Committee”) determines the compensation of our executive officers consistent with our compensation and benefit plans, programs and policies. The following sections of this Compensation Discussion and Analysis describe our compensation philosophy, policies and practices during 2016 as they apply to the Named Executive Officers.

Prior to September 1, 2016, we were the general partner of Atlas Resource Partners, L.P. On September 1, 2016, upon the emergence from bankruptcy of its successor, Titan Energy, we entered into an agreement via a wholly owned subsidiary of ours pursuant to which we manage Titan Energy’s business except for the Non-Delegated Duties as set forth in Titan Energy’s LLC Agreement.

We provide services to Titan Energy pursuant to the provisions of the Omnibus Agreement (the “Omnibus Agreement”) that we entered into on September 1, 2016. Under the Omnibus Agreement, Titan Energy pays us for expenses incurred in connection with our provision of services, subject to certain approval rights held by the Titan Energy Conflicts Committee relating to allocation methodologies for general and administrative costs.

Pursuant to the Omnibus Agreement, eighty percent of our NEOs’ compensation is paid by Titan Energy, with the remainder allocated to us and our subsidiaries. Since Titan Energy does not have a separate Compensation Committee, it relies on our Compensation Committee, and on the Compensation Committee’s independent Compensation Consultant. Titan Energy’s Conflicts Committee has the right to approve “new or additional compensation agreements or arrangements” as well as salary increases for our NEOs. Following September 1, 2016, there have not been any new or additional compensation agreements or arrangements, but our Compensation Committee and the Titan Energy Conflicts Committee did approve an increase in Mr. Slotterback’s base salary.

To protect our rights and those of our key employees, our company and Titan Energy (pursuant to arrangements approved by the Bankruptcy Court), have entered directly into employment agreements with our Chief Executive Officer, Executive Chairman, Executive Vice Chairman, President, and Senior Vice President as set forth below.

Compensation Program Objectives

An understanding of our executive compensation program begins with our program objectives.

●	Aligning the interests of executives and unitholders. We seek to align the interests of our executives with those of our unitholders through equity-based compensation and executive unit ownership requirements.

●	Linking rewards to performance. We seek to implement a pay-for-performance philosophy by tying a significant portion of executives’ compensation to their achievement of goals that are linked to our business strategy and each executive’s contributions towards the achievement of those goals.

●	Offering competitive compensation. We seek to offer an executive compensation program that is competitive and that helps attract, motivate and retain top performing executives.

The Compensation Committee believes that a significant portion of executive compensation should be variable and based on defined performance goals (i.e., “at risk”). Our program meets this objective by delivering compensation in the form of equity and other performance-based awards. Our long-term strategy is to have greater emphasis on long-term corporate success; in 2016, recognizing the restructuring, our pay mix was adjusted toward short-term incentive pay.

Note: Based on compensation for CEO (E. Cohen) and other NEOs (Slotterback, J. Cohen, Herz, and Schumacher). Compensation includes final 2016 base salaries, annual incentives paid for 2016, and annualized values of Atlas Energy Group and Titan Energy long-term incentives granted in 2016.

What we do	What we don’t do
▲ Tie Pay to Performance. A significant portion of each executive officer’s target annual compensation is tied to corporate and individual performance, requiring the achievement of predetermined performance objectives during the performance period.	▼ Tax Gross Ups. We don’t pay tax gross ups for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.
▲ Utilize Stock Ownership Guidelines. We have significant unit ownership guidelines, which require our executive officers and directors to hold a percentage of their annual base salary (for directors, their retainer) in equity.	▼ Excessive Perquisites. We generally do not provide perquisites to our executives, other than automobile allowances and Excess 401(k) match contributions for some of our NEOs.
▲ Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide compensation related services to management.	▼ Allow Hedging and Pledging. Our insider trading policy prohibits margining, derivative or speculative transactions, such as hedges, pledges and margin accounts for executive officers.
▲ Employment Agreements. We and Titan have written employment agreements with a majority of our NEOs.

Governance of Executive Compensation

Compensation Committee

The Compensation Committee is comprised solely of independent directors.

The Compensation Committee is responsible for designing our compensation objectives and methodology, and evaluating the compensation to be paid to our NEOs. The Compensation Committee is also responsible for administering our stock ownership guidelines and certain employee benefit plans, including incentive plans.

Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the salary, bonus and incentive compensation component of each of the other NEO’s total compensation. Our Chief Executive Officer provides the Compensation Committee with key elements of our NEOs’ performance during the year or the applicable performance period to assist the Committee in its determinations. Our Chief Executive Officer, at the Compensation Committee’s request, might attend Committee meetings to provide insight into our NEOs’ performance, as well as the performance of other comparable companies in the same industry.

Independent Compensation Consultant

Since 2015, our Compensation Committee has engaged Mercer (US) Inc., a global compensation and benefits consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), to provide information and objective advice regarding executive compensation.

A critical criterion in the Atlas Energy Group Compensation Committee’s selection of Mercer to provide executive and director compensation consulting services was that Mercer does not provide any other executive compensation consulting services to us or our affiliated companies other than insurance brokerage services provided by its parent company, Marsh. Atlas Energy Group directors and officers are also required to complete questionnaires on an annual basis, which allows us to review whether there are any potential conflicts as a result of personal or business relationships. There were no business or personal relationships between the consultants from Mercer who work with us and our directors and executive officers other than the executive compensation consulting described herein. The Committee also determined that the reporting relationship and the compensation of Mercer were separate from, and not determined by reference to Mercer’s or Marsh’s other lines of business or any other work for us. Further, the Committee is aware that in the ordinary course of business, we use Marsh’s insurance broker services, but it does not monitor or approve those services. Mercer’s fees for executive compensation consulting services provided to the Compensation Committee in 2016 were $129,365. The commission paid for Marsh’s insurance broker services were $624,973.

Timing of Compensation Decision Process

In April 2016, the Compensation Committee approved retention bonuses for certain senior members of management including Mr. Slotterback, who was the only NEO who received such a retention bonus. In granting the bonuses, the Committee recognized the importance of retaining senior employees amidst the uncertainty facing the energy industry. In May 2016, in consultation with Mercer, the Committee approved the 2016 performance measurements under the Annual Incentive Plan for Senior Executives (the “Senior Executive Plan”). The 2016 performance measurements under the Senior Executive Plan were to be evaluated by the Committee on a periodic basis. The Committee convened in July 2016 and determined that the NEOs were eligible for bonuses for the first two quarters.

Recognizing that his annual compensation continued to fall below the 10th percentile for the peer group and below the 25th percentile of oil and gas industry survey data for chief financial officers in the peer group, in October 2016, the Compensation Committee approved an increase in Mr. Slotterback’s annual base salary.

In March 2017, the Committee met with Mercer and determined that the NEOs had successfully achieved the performance measurements for the second two quarters of 2016 and approved payment of the bonuses for those quarters as well.

Elements of Our Compensation Program

Component	Type of pay	Purpose	Key characteristics
Base salary	Fixed	Provide fixed compensation for performance of core duties that contribute to our success. Not intended to compensate for achievement of performance metrics or for extraordinary performance.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.
Annual (short-term) incentives	Performance-based	Motivate NEOs to achieve annual performance targets.	Performance-based cash and/or equity awards tied to pre-established performance goals.
Long-term incentives	Performance-based	Align compensation with changes in unit prices and unitholder return experience.	Time-vested phantom stock and option awards.

Base Salary

Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contribute to our success. Base salaries represent one component of our compensation strategy and are not contingent upon the achievement of performance metrics or intended to compensate individuals for performance which exceeds expectations.

Annual Incentives

Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance. The Compensation Committee may recommend awards of performance-based bonuses and, on rare occasions, discretionary bonuses.

We have an Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, to award pay for achievement of predetermined performance measurements during a performance period. During the 2016 performance period, each of the NEOs participated in the Senior Executive Plan. Awards under the Senior Executive Plan may be paid in cash or in a combination of cash and time-vesting equity.

As soon as practicable, the Compensation Committee approved the performance measurements for the 2016 performance period. In recognizing current circumstances with respect to the energy industry, the Compensation Committee adopted a performance formula that would be evaluated by the Compensation Committee on a quarterly basis with respect to each NEO. The Committee determined that the most critical measurement, which was to be given the greatest weight, was the performance with respect to negotiating with stakeholders including, but not limited to: bond holders, second lienholders, banks, other lenders, vendors, service providers and other general creditors; and other persons or entities who are or may be operationally, financially or strategically important to the Company. In addition to the aforementioned measurement, the Committee would also evaluate each NEO’s performance in connection with his regular and normal responsibilities, consistent with his position and past practice, including but not limited to cost control operationally and/or administratively, financial performance of Atlas Energy Group during the period, private channel fund raise, hedge position values, production margin performance and environmental performance

Pursuant to the Senior Executive Plan, the Compensation Committee had discretion to recommend awards up to the maximum amount. The maximum award on an annual basis, for each participant was as follows: Mr. E. Cohen, $1,600,000; Mr. J. Cohen, $1,200,000; Mr. Herz, $1,200,000; Mr. Schumacher, $1,000,000; and Mr. Slotterback, $800,000. As discussed in greater detail below, none of the NEOs received above 48% of the maximum award.

Exceptional Bonuses

In exceptional circumstances, additional bonuses may be awarded to recognize individual and group performance without regard to limitations otherwise in effect. Other than Mr. Slotterback, who received a retention bonus in April 2016, the Compensation Committee did not award any additional bonuses to the NEOs with respect to our performance for the applicable performance period.

Long-Term Incentives

We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, we provide our executives with various means to become significant equity holders, including awards under our 2015 Long-Term Incentive Plan (the “Atlas Energy Group Plan” or “our Plan”). Under the Atlas Energy Group Plan, the Compensation Committee may recommend grants of equity awards in the form of options and/or phantom units. Generally, the unit options and phantom units vest over a three- or four-year period.

Until September 1, 2016, our NEOs were also eligible to receive awards under the Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan, which we refer to as the ARP Plan. Since September 1, 2016, our NEOs are eligible to receive awards under the Titan Energy Management Incentive Plan, which we refer to as the Titan MIP; however, awards under the Titan MIP to our NEOs are determined by the Titan Energy Board.

Additional Information Concerning Executive Compensation

Deferred Compensation

All our employees may participate in our 401(k) plan, which is a qualified defined contribution plan designed to help participating employees accumulate funds for retirement. In February 2015, we also assumed the Atlas Energy Executive Excess 401(k) Plan (currently known as the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that was designed to permit individuals who exceeded certain income thresholds as established by the IRS and who might be subject to compensation and/or contribution limitations under what was then the Atlas Energy 401(k) plan and is now the Atlas Energy Group 401(k) Plan to defer an additional portion of their compensation. Effective July 22, 2016, we suspended deferrals and allocations to the accounts; however, the account balances remain payable as specified in original deferral elections. The purpose of the Deferred Compensation Plan was to provide participants with an incentive for a long-term career with us by providing them with an appropriate level of replacement income upon retirement. Under the Deferred Compensation Plan, a participant was permitted to contribute to an account an amount up to 10% of annual cash compensation (which means a participant’s salary and non-performance-based bonus) and up to 100% of all performance-based bonuses. Until the suspension in July 2016, we were obligated to make matching contributions on a dollar-for-dollar basis of the amount deferred by the participant subject to a maximum matching contribution equal to 50% of the participant’s base salary for any calendar year. We did not pay above-market or preferential earnings on deferred compensation. Participation in the Deferred Compensation Plan is available pursuant to the terms of an individual’s employment agreement or at the designation of the Compensation Committee. During 2016, Messrs. E. Cohen and J. Cohen were the only participants in the Deferred Compensation Plan. For further details, please see “2016 Nonqualified Deferred Compensation” table.

Unit Ownership Guidelines for NEOs

The Compensation Committee established unit ownership guidelines for our NEOs pursuant to which these executives are expected to hold a minimum number of our common units equal to a specified multiple of their annual base salaries, as follows:

Position	Required ownership multiple (1)
Chief Executive Officer	Five (5) times annual base salary
Executive Chair	Four (4) times annual base salary
President	Three (3) times annual base salary
Chief Financial Officer	Three (3) times annual base salary
Executive Vice Presidents	Three (3) times annual base salary
Senior Vice Presidents	Two (2) times annual base salary

(1)	The number of equity units necessary to reach the required ownership multiple was calculated based upon the fair market value of the units when the guidelines were implemented or at the time the executive was promoted to serve as an NEO.

Equity interests that count toward the satisfaction of the ownership guidelines include common units held directly or indirectly by the executive, including common units purchased on the open market or acquired upon the exercise of a unit option and common units remaining or received upon the settlement of restricted stock, restricted stock units, and phantom units, and vested units allocated to the executive’s account under any qualified plan. Executives have five years from the date of the commencement of the guidelines or the date the executive was designated a covered executive by the Compensation Committee, whichever was later, to attain these ownership levels. Executives who become subject to the guidelines as the result of a promotion, have three years to attain the ownership level. If an executive officer does not meet the applicable guideline by the end of the applicable period, the executive officer may be required to hold any net shares resulting from any future vesting of restricted or phantom units or exercise of stock options until the guideline is met. The Compensation Committee believes these guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our unitholders and encourages our executive officers to consider the long-term perspective when managing our company. The Compensation Committee has the discretion to re-evaluate and revise an executive’s target ownership requirement in light of changes in the executive’s annual base salary or changes in the trading price of our common units.

No Hedging of Company Stock

All of our employees are prohibited from hedging their company units.

No Tax Gross-Ups

We do not provide tax reimbursements to our NEOs.

Perquisites

At the discretion of the Compensation Committee, we provide perquisites to our NEOs. In 2016, the benefits provided to the NEOs were limited to providing automobile allowances or automobile-related expenses to Messrs. E. Cohen, Herz and Schumacher.

Consulting Agreement with Mr. J. Cohen

We acquired Atlas Energy’s direct and indirect ownership interests in the Lightfoot entities as part of the assets and liabilities it acquired in connection with the Targa transaction. As part of the transaction, we also assumed the obligations under an agreement pursuant to which Mr. J. Cohen receives compensation in recognition of his role in negotiating and structuring its investment and his continued service as chair of Lightfoot GP. Pursuant to the agreement, Mr. J. Cohen receives an amount equal to 10% of the distributions that we receive from the Lightfoot entities, excluding amounts that constitute a return of capital.

Determination of 2016 Compensation Amounts

Given the transformative events of the 2016 fiscal year, the determination of the components of the 2016 compensation amounts for our NEOs took place over different times during the year. Early in 2016, at the same time that it evaluated our NEOs’ performance under the metrics that had been established pursuant to the Senior Executive Plan, the Compensation Committee adjusted the base salaries of Messrs. E. Cohen and J. Cohen to levels that were at the median of, and Mr. Herz to a level that was competitive with, the peer group that had been approved by the board and from which Mercer had developed a competitive market assessment.

The Compensation Committee consulted with Mercer over the course of the rest of 2016 with respect to retention bonuses for various senior officers including Mr. Slotterback, developing the 2016 performance metrics under the Senior Executive Plan, and increasing Mr. Slotterback’s base salary.

Because the 2016 performance metrics were analyzed on a periodic basis, in July 2016 and then again in February and March 2017, the Compensation Committee consulted with Mercer, with our Chief Executive Officer participating, to evaluate our performance and to approve short-term incentive awards to NEOs. In July 2016, prior to ARP’s bankruptcy, the Compensation Committee approved short-term incentive awards for the first two quarters of 2016. In February 2017, as the Committee prepared to evaluate the NEOs’ performance under the Senior Executive Plan with respect to the last two quarters of 2016, at the Committee’s request, Mercer provided the Committee with an analysis of the proposed short-term incentive awards under the Senior Executive Plan and a benchmark of the NEO total direct compensation for 2016.

At the request of our Compensation Committee, Mercer compiled a group comprised of 16 similarly sized oil and gas companies (the “comparison group”) that reflected, to the greatest extent possible, Atlas Energy Group’s business mix and structure following Titan’s emergence from bankruptcy. Five of the companies in the group were part of the 2015 peer group that was utilized with respect to 2015 compensation and 2016 base salaries.

The members of the comparison group are:

Company	Revenues (in millions)
Breitburn Energy Partners LP	$521
SandRidge Energy, Inc.	$428
Sanchez Energy Corporation	$415
Vanguard Natural Resources, LLC	$392
Carrizo Oil & Gas, Inc.	$382
Legacy Reserves LP	$303
Black Stone Minerals, L.P.	$250
EXCO Resources, Inc.	$235
Eclipse Resources Corporation	$217
Bonanza Creek Energy Inc.	$205
EV Energy Partners, L.P.	$173
Comstock Resources, Inc.	$169
Bill Barrett Corporation	$163
Clayton Williams Energy, Inc.	$158
Penn Virginia Corporation	$152
Jones Energy, Inc.	$118

Comparison Group Summary Statistics
Maximum	$521
75th Percentile	$389
50th Percentile	$226
25th Percentile	$165
Minimum	$118

Atlas Energy Group/Titan Energy[1]	$298
Percentile Rank	64%

(1)	Combined revenues of Titan and Atlas Energy Group, supplied to Mercer. Percentile rank of 64% indicates Atlas Energy Group/Titan Energy revenues fall between the 50th and 75th percentiles of the comparison group.

Mercer’s analysis found that total direct compensation (representing the annualized long-term incentive award value plus total cash compensation) aligns most closely with the 25th percentile for Messrs. E. Cohen, J. Cohen and Slotterback, the 50th percentile for Mr. Schumacher and at the 75th percentile for Mr. Herz.

Base Salary

In January 2016, the Compensation Committee engaged Mercer to conduct an analysis of historical short-term incentives and benchmarking of base salaries of all of our NEOs using a market competitive assessment against a peer group of then-comparable energy companies (the “2015 peer group”). The Compensation Committee considered the analysis and benchmarking and approved increases to Messrs. E. Cohen and J. Cohen’s base salaries to $700,000 and $500,000, respectively, bringing their base salaries to the median of the 2015 peer group. The Committee recognized the further increased role that Mr. Herz had undertaken in challenging times and approved an increase in his 2016 base salary to $500,000, an amount that was competitive with the 2015 peer group. The Committee maintained the base salaries of Messrs. Slotterback and Schumacher at 2015 levels. Mr. Slotterback’s base salary was below the median of the peer group and Mr. Schumacher’s base salary was competitive with the median. In October 2016, however, upon further consultation with Mercer, and based upon benchmarking against the 2015 peer group as well as against an executive remuneration survey for the oil and gas industry, the Committee authorized the increase to $350,000 of Mr. Slotterback.

In February 2017, the Committee did not make further adjustments to the 2017 base salaries of the NEOs.

Annual Incentives

Following the first half of the 2016 fiscal year and again after the end of the 2016 fiscal year, the Compensation Committee considered incentive awards pursuant to the Senior Executive Plan based on our performance during the 2016 performance period. In determining the actual amounts to be paid to our NEOs, the Compensation Committee considered both individual and company performance. Our Chief Executive Officer made recommendations of incentive award amounts based upon our performance as well as the performance of our subsidiaries; however, the Compensation Committee had the discretion to approve, reject or modify the recommendations. Further, the Committee had the discretion to reduce, but not increase, the maximum awards available under the Senior Executive Plan.

The Compensation Committee noted that although 2015 was a difficult year for the oil and gas industry, 2016 was no better, but that our management had demonstrated their ability to navigate the continuing challenging market conditions. The Committee recognized that in the face of these significant challenges, the NEOs experienced great success in dealing with stakeholders during the year past. At the beginning of 2016, both the Company and Atlas Resources Partners were facing significant liquidity issues. By year-end 2016, the NEOs had resolved these crises through successful negotiation and execution involving virtually all stakeholder interests.

In evaluating the 2016 performance measurements, the Committee focused and gave great weight to the NEOs’ efforts, progress and success in negotiating with the many stakeholders. The Committee commended the NEOs for successfully securing agreement amongst our lenders for a restructuring that substantially reduced cash interest expense and markedly increased covenant compliance. Even more importantly, perhaps, ARP’s creditors were persuaded (without any payment of any kind from us) to release all claims against us as general partner of the bankrupt ARP. Our NEOs were also able to preserve our 2% preferred ownership interest in Titan and significant control over Titan’s ongoing operations.

The Committee also commended the NEOs’ skill in effectuating in 2016 one of the quickest in-court restructurings ever achieved in the energy sector, working successfully with ARP’s 23 banks, two second lien holders, and 99% (by face value) of the principal holders of ARP’s unsecured notes. All these stakeholders supported management’s plan of reorganization for ARP, resulting in the birth of Titan Energy, over which our NEOs continue to exercise control.

In addition to evaluating the NEOs’ performance in dealing with stakeholders, the Committee also evaluated the NEOs’ performance with respect to their regular and normal responsibilities. The Committee noted that management had reduced general and administrative expense of the business from $81.3 million in 2015 to approximately $49.3 million in 2016. Noting that despite management’s success in effectuating such cuts and reductions, environment, health and safety compliance actually improved in 2016 as compared to 2015, although the number of operated wells across the Company had remained approximately constant. The Committee noted that we experienced a lower incident rate and fewer reportable spills in 2016 as compared to 2015. Management’s hedging activities provided approximately $216 million in net proceeds toward repayment of ARP’s first lien credit facility. On an unhedged basis, during the fourth quarter of 2016 (the first full quarter subsequent to emergence), Titan Energy realized unhedged gross margin of $1.80 per mcfe compared with $0.69 for the comparable quarter in 2015. This improvement reflected management’s ability to expand oil production (with its superior margins) as against our traditional natural gas business (with its disappointing gross margins).

The Compensation Committee took both our overall performance during the year together with the achievement of the performance measurements and, while recognizing the strong performance during challenging times, ultimately awarded short-term incentive awards that were below the maximum potential awards for each of the NEOs as follows:

Named Executive Officer	Maximum potential awards	Actual awards	Actual awards as percentage of maximum potential awards
Edward E. Cohen	$1,600,000	$750,000	47%
Jeffrey M. Slotterback	$800,000	$327,500	41%
Jonathan Z. Cohen	$1,200,000	$570,000	48%
Daniel C. Herz	$1,200,000	$570,000	48%
Mark D. Schumacher	$1,000,000	$417,500	42%

Long-Term Incentives

In an effort to maintain critical continuity of our proven NEOs and senior management team during a highly challenging environment, in October 2016, the Compensation Committee granted Atlas Energy Group phantom units to our senior management and to the NEOs as follows: Mr. E. Cohen—200,000 phantom units; Mr. J. Cohen—200,000 phantom units; Mr. Herz—200,000 phantom units; Mr. Schumacher—100,000 phantom units; and Mr. Slotterback—100,000 phantom units. These awards are to vest one-third on each anniversary of the grant. The Compensation Committee recognized that such continuity grants were critical to retention of executives and other employees even in a “soft” energy market. In February 2017, our board approved the deferral until March 1, 2018 of the vesting of all phantom units granted to officers and employees under our Plan that had previously been scheduled to vest during 2017. Our board determined the deferral was in our best interests as we continue to evaluate options regarding changes to our debt or equity capital structure.

Targa Transaction Incentives and Related Compensation

In addition, in connection with the Targa transactions, outstanding Atlas Energy and APL equity awards held by our employees generally, including our Named Executive Officers, were adjusted, cancelled, converted, or settled pursuant to the applicable terms of the merger agreement. ARP equity awards were not adjusted in connection with the Targa transactions and remained outstanding in accordance with their respective terms until the ARP bankruptcy, when all of ARP’s outstanding equity was cancelled. Messrs. E. Cohen, J. Cohen and Herz received termination payments in connection with certain employment agreements which were terminated as a result of the merger.

Compensation of Named Executive Officers

THE SUMMARY COMPENSATION TABLE BELOW INCLUDES PAYMENTS MADE IN CONNECTION WITH THE $7.7 BILLION TARGA MERGER. THE FOOTNOTES TO THE SUMMARY COMPENSATION TABLE DELINEATE WHICH AMOUNTS ARE ATTRIBUTABLE TO THE TARGA MERGER.

Summary Compensation Table*

Name	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	All other compensation ($)		Total ($)

Edward E. Cohen	2016	700,000	280,000	(3)	869,555		470,000	150,886	(4)	2,470,441
	2015	475,000			1,607,500		300,000	72,453,196	(5)	74,835,696
	2014	1,000,000			17,812,798		2,000,000	4,178,447		24,991,245

Jeffrey M. Slotterback	2016	280,192	410,000		367,835		217,500	75	(6)	1,275,602
	2015	205,384			225,050		300,000	735,912	(7)	1,466,347

Jonathan Z. Cohen	2016	500,000	200,000	(3)	869,555		370,000	321,239	(8)	2,260,794
	2015	417,308			1,607,500		250,000	63,058,149	(9)	65,332,956
	2014	700,000			17,312,821		2,000,000	3,766,497		23,779,318

Daniel C. Herz	2016	500,000	200,000	(3)	869,555		370,000	9,600	(10)	1,949,155
	2015	325,000			1,607,500		1,000,000	14,975,844	(11)	17,908,343
	2014	392,308	750,000		5,844,469			1,042,524		8,029,301

Mark D. Schumacher	2016	375,000	150,000	(3)	367,835		267,500	11,991	(12)	1,172,326
	2015	375,000			1,125,250		500,000	1,680,655	(13)	3,680,905

* This table has been updated from the Summary Compensation Table contained in our Annual Report on Form 10-K for the year ended December 31, 2016. This updated disclosure is also found in the Company’s Current Report on Form 8-K filed May 19, 2017.

(1)	For fiscal year 2016, the amounts reflect the grant date fair value of the phantom units under the Atlas Energy Group Plan and the grant date fair value of the common shares under the Titan Plan. The grant date fair value was determined in accordance with FASB ASC Topic 718 and is based on the market value on the grant date of Atlas Energy Group units and Titan stock. See “Compensation Discussion & Analysis—Determination of 2016 Compensation Amounts—Long-Term Incentives.” For fiscal year 2015, the amounts reflect the grant date fair value of the phantom units under the Atlas Energy Group Plan. The grant date fair value was determined in accordance with FASB ASC Topic 718 and is based on the market value on the grant date of Atlas Energy Group units. For fiscal year 2014, the amounts reflect the grant date fair value of the phantom units under the Atlas Energy Plans and the Atlas Pipeline Partners Plans (the “APL Plans”). The grant date fair value was determined in accordance with FASB ASC Topic 718 and is based on the market value on the grant date of Atlas Energy units (February 2014 and June 2014) and Atlas Pipeline Partners units (February 2014 and June 2014 for Messrs. E. Cohen, J. Cohen, and Herz).

(2)	The amounts in this column reflect the grant date fair value of options awarded under the Atlas Resource Partners Plan (the “ARP Plan”) calculated in accordance with FASB ASC Topic 718.

(3)	Comprised of payments made in common shares of Titan.

(4)	Includes a matching contribution of $148,077 under the Atlas Energy Deferred Compensation Plan and tax, title and insurance premiums for Mr. E. Cohen’s automobile.

(5)	Comprised of (i) payments on DERs of $317,237 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $29,490 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $100,800 with respect to the phantom units awarded under the APL Plans, (iv) a matching contribution of $524,423 under the Atlas Energy Deferred Compensation Plan, (v) tax, title and insurance premiums for Mr. E. Cohen’s automobile. The “All Other Compensation” amount also includes payments related to the Targa transaction as follows: (i) cash-out of Atlas Energy and APL equity awards of 38,463,425, (ii) cash severance of $32,538,286; and (iii) a pro-rated cash annual incentive of $476,712.

(6)	Represents payments on DERs of $75 with respect to the phantom units awarded under the ARP Plan.

(7)	Comprised of (i) payments on DERs of $8,168 with respect to the phantom units awarded under the Atlas Energy Plans and (ii) payments on DERs of $3,148 with respect to the phantom units awarded under the ARP Plan. The “All Other Compensation” amount also includes a cash-out of Atlas Energy equity awards of $629,597 related to the Targa transaction.

(8)	Comprised of (i) a matching contribution of $ 133,846 under the Atlas Energy Deferred Compensation Plan, and (ii) 187,393 paid under the agreement relating to Lightfoot.

(9)	Comprised of (i) payments on DERs of $289,181 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $29,490 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $100,800 with respect to the phantom units awarded under the APL Plans, (iv) a matching contribution of $ 375,577 under the Atlas Energy Deferred Compensation Plan, and (v) 284,707 paid under the agreement relating to Lightfoot. The “All Other Compensation” amount also includes payments related to the Targa transaction as follows: (i) cash-out of Atlas Energy and APL equity awards of 30,613,393, (iii) cash severance of $ 30,888,289; and (iii) a pro-rated cash annual incentive of $476,712.

(10)	Represents an automobile allowance.

(11)	Comprised of (i) payments on DERs of $122,713 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $13,762 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $ 36,640 with respect to the phantom units awarded under the APL Plans, and (iv) an automobile allowance. The “All Other Compensation” amount also includes payments related to the Targa transaction as follows: (i) cash-out of Atlas Energy and APL equity awards of 11,926,461, (ii) cash severance of $2,866,667; and (iii) a pro-rated cash annual incentive of $182,740.

(12)	Comprised of (i) payments on DERs of $2,390 with respect to the phantom units awarded under the ARP Plan, and (ii) an automobile allowance.

(13)	Comprised of (i) payments on DERs of $24,858 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $96,255 with respect to the phantom units awarded under the ARP Plan; and (iii) an automobile allowance. The “All Other Compensation” amount also includes a cash-out of Atlas Energy equity awards of $1,549,943 related to the Targa transaction.

2016 Grants of Plan-based Awards

	Estimated possible payments under non-equity incentive plan awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Under- lying Options	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Unit and Option Awards(4)
Edward E. Cohen	N/A	N/A	$1,600,000	10/6/2016	200,000	(2)	—	—	$334,000
				9/1/2016	111,111	(3)			$535,555
Jeffrey M. Slotterback	N/A	N/A	$800,000	10/6/2016	100,000	(2)	—	—	$167,000
				9/1/2016	41,667	(3)			$200,834
Jonathan Z. Cohen	N/A	N/A	$1,200,000	10/6/2016	200,000	(2)	—	—	$334,000
				9/1/2016	111,111	(3)			$535,555
Daniel C. Herz	N/A	N/A	$1,200,000	10/6/2016	200,000	(2)	—	—	$334,000
				9/1/2016	111,111	(3)			$535,555
Mark D. Schumacher	N/A	N/A	$1,000,000	10/6/2016	100,000	(2)	—	—	$167,000
				9/1/2016	41,667	(3)			$200,834

(1)	Represents performance-based bonuses under our Senior Executive Plan that may be paid in cash and/or equity. As discussed under “Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Incentives,” our Compensation Committee set performance measurements for the NEOs. The Compensation Committee did not award any equity awards under the Senior Executive Plan.
(2)	Represents phantom units granted under the Atlas Energy Group Plan.
(3)	Represents restricted and unrestricted shares granted under the 2016 Titan Management Incentive Plan.
(4)	The grant date fair value was calculated in accordance with FASB ASC Topic 718.

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have employment agreements with certain of our NEOs that provide for severance compensation to be paid if such NEOs’ employment is terminated under certain conditions.

Atlas Employment Agreements

On September 4, 2015, we and ARP entered into employment agreements with each of Edward E. Cohen, our Chief Executive Officer, Jonathan Z. Cohen, our Executive Chairman of the board of directors, Daniel C. Herz, our President, and Mark Schumacher, our Senior Vice President (collectively, the “Atlas Employment Agreements”).

The Atlas Employment Agreements with Messrs. E. Cohen and J. Cohen each provide for a term of three years (which automatically renews daily unless earlier terminated) and an initial base salary of $350,000, subject to periodic increases by the Compensation Committee. The Atlas Employment Agreements with Messrs. Herz and Schumacher each provide for a term of two years (which automatically renews daily for one-year terms after the first anniversary of the effective date of the agreement unless earlier terminated) and an initial base salary of $350,000 (in the case of Mr. Herz) and $375,000 (in the case of Mr. Schumacher), subject to increases, but not decreases, by the Compensation Committee.

Under the Atlas Employment Agreements, Messrs. E. Cohen and J. Cohen are entitled to receive cash and non-cash bonus compensation in such amounts as our board or Compensation Committee may approve or under the terms of any incentive plan that we maintain for our senior level executives. We are required to maintain a term life insurance policy for each of Mr. E. Cohen’s and Mr. J. Cohen’s respective lives that each separate policy provide a death benefit of $3 million to one or more beneficiaries designated by Messrs. E. Cohen and J. Cohen respectively, which such policy, at each individual’s request, can be assumed by such individual upon a termination of employment, if and as allowed by the applicable insurance company.

Pursuant to the Atlas Employment Agreements, Messrs. Herz and Schumacher are each entitled to receive a bonus determined in accordance with procedures established by our board or Compensation Committee. In addition Messrs. Herz and Schumacher are each eligible to receive grants of equity-based compensation as determined by our board or Compensation Committee.

Under the Atlas Employment Agreements, if the executive is terminated without cause or resigns with good reason, then, subject to his execution and non-revocation of a release of claims in favor of us and related parties, the executive will be entitled to receive (a) two times (or three times in the case of Messrs. E. Cohen and J. Cohen) the sum of the executive’s base salary plus his average incentive compensation for the previous three years (or such lesser period as applicable), (b) a pro rata cash bonus for the year of termination, (c) 24 months of continued health insurance (or 36 months in the case of Messrs. E. Cohen and J. Cohen of continued health and life insurance), and (d) accelerated vesting of all equity-based compensation.

Pursuant to the Atlas Employment Agreements, in the event of death, Messrs. E. Cohen and J. Cohen are each entitled to receive (a) a pro rata cash bonus for the year of termination and (b) accelerated vesting of all equity-based compensation. Under the Atlas Employment Agreements, in the event of disability, Messrs. E. Cohen and J. Cohen are each entitled to receive (a) a pro rata cash bonus for the year of termination, (b) 36 months of life and health insurance, and (c) accelerated vesting of all equity-based compensation.

Under the Atlas Employment Agreements, in the event of death or disability, Messrs. Herz and Schumacher are each entitled to receive (a) a pro rata cash bonus for the year of termination, (b) 12 months of continued health insurance for the executive and his dependents, and (c) accelerated vesting of all equity-based compensation.

In addition, the Atlas Employment Agreements each contain certain restrictive covenants, including (a) in the case of Messrs. E. Cohen and J. Cohen, a 12 month post termination noncompetition covenant and 24 month post termination nonsolicitation covenant if the executive is terminated with cause or resigns without good reason, (b) in the case of Mr. Herz an 18 month post termination noncompetition covenant and a 24 month post termination nonsolicitation covenant if the executive is terminated without cause or resigns without good reason, and (c) in the case of Mr. Schumacher, an 18 month post termination noncompetition covenant and 24 month post termination nonsolicitation covenant, if prior to a change in control or after the first anniversary of a change in control, the executive is terminated with cause or resigns without good reason, or within one year following a change in control, the executive’s employment terminates for any reason.

Under each of the Atlas Employment Agreements, any payments or benefits payable to the executive will be cut back to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Internal Revenue Code, unless the executive would be better off on an after-tax basis receiving all such payments or benefits.

The following table provides an estimate of the value of the benefits to Mr. E. Cohen pursuant to his Atlas Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$4,776,712	(3)	$—	$681,215
Disability	1,776,712		37,000	681,215
Termination by us without cause or by Mr. Cohen for good reason	9,541,780	(4)	37,000	681,215

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents pro rata incentive compensation and life insurance policy proceeds.
(4)	Represents pro rata incentive compensation plus three times (a) Mr. Cohen’s base salary plus (b) average incentive compensation.

The following table provides an estimate of the value of the benefits to Mr. J. Cohen pursuant to his Atlas Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$4,776,712	(3)	$—	$681,215
Disability	1,726,712		66,718	681,215
Termination by us without cause or by Mr. Cohen for good reason	8,816,780	(4)	66,718	681,215

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents pro rata incentive compensation and life insurance policy proceeds.

(4)	Represents pro rata incentive compensation plus three times (a) Mr. Cohen’s base salary plus (b) average incentive compensation.

The following table provides an estimate of the value of the benefits to Mr. Herz pursuant to his Atlas Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$1,582,740		$22,144	$681,215
Disability	1,582,740		22,144	681,215
Termination by us without cause or by Mr. Herz for good reason	4,915,480	(3)	44,288	681,215

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents two times (a) Mr. Herz’s base salary plus (b) average incentive compensation.

The following table provides an estimate of the value of the benefits to Mr. Schumacher, pursuant to his Atlas Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$500,000		$22,239	$331,957
Disability	500,000		22,239	331,957
Termination by us without cause or by Mr. Schumacher for good reason	2,012,500	(3)	44,479	331,957

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents two times (a) Mr. Schumacher’s base salary plus (b) average incentive compensation.

Titan Employment Agreements

On September 1, 2016, Titan Energy and Titan Energy Operating, LLC, a Delaware limited liability company, entered into employment agreements with each of Messrs. E. Cohen, its Executive Chairman, J. Cohen, its Executive Vice Chairman, Herz, its Chief Executive Officer, and Schumacher, its President (collectively, the “Titan Employment Agreements”). The Titan Employment Agreements and compensation thereunder are not intended to duplicate that provided under the Atlas Employment Agreements.

The Titan Employment Agreements for Messrs. E. Cohen and J. Cohen each have an initial term of three years and the Titan Employment Agreements for Messrs. Herz and Schumacher each have an initial term of two years, in each case subject to early termination under certain circumstances. Each of the Titan Employment Agreements contain automatic daily extensions of the term; the term of the Titan Employment Agreements for Messrs. E. Cohen and J. Cohen are extended by one day each day so that the remaining term remains at three years and the term of the Titan Employment Agreements for Messrs. Herz and Schumacher are also extended for an additional day on a daily basis commencing on September 1, 2017 (unless, in the case of Messrs. Herz and Schumacher, Titan Energy gives written notice to the executive following September 1, 2017 that the term will not be so extended). Under the Titan Employment Agreements, the annual base salaries for each of Messrs. E. Cohen, J. Cohen, Herz and Schumacher are $700,000, $500,000, $500,000 and $375,000, respectively, and for each of 2016 and 2017 each executive will receive an annual bonus of at least 100% of his annual salary, payable in a combination of cash and equity (subject to certain restrictions regarding the composition of the bonus, as set forth in the Titan Employment Agreements). We are required to maintain a term life insurance policy for each of Mr. E. Cohen’s and Mr. J. Cohen’s respective lives that each separate policy provide a death benefit of $3 million to one or more beneficiaries designated by Messrs. E. Cohen and J. Cohen respectively, which such policy, at each individual’s request, can be assumed by such individual upon a termination of employment, if and as allowed by the applicable insurance company.

Under the Titan Employment Agreements, if the executive is terminated without cause or resigns with good reason, then, subject to his execution and non-revocation of a release of claims in favor of us and related parties, the executive will be entitled to receive (a) two times (or three times in the case of Messrs. E. Cohen and J. Cohen) the sum of the executive’s base salary plus his average incentive compensation for the previous two years, (b) a pro rata cash bonus for the year of termination, (c) 24 months of continued health insurance (or 36 months in the case of Messrs. E. Cohen and J. Cohen of continued health and life insurance), and (d) accelerated vesting of all equity-based compensation. In addition, if Messrs. E. Cohen or J. Cohen is terminated without cause or resigns in good reason in connection with a change in control, then the severance payable in (a) as stated above shall not exceed an amount equal to $5,000,000 reduced by the fair market value as of the date of such change in control of any unvested equity awards held by Messrs. E Cohen and J. Cohen, but in no event shall such amount of severance payable in (a) be reduced below $2,000,000.

The Titan Employment Agreements contain the same death and disability provisions for the executives as outlined above in the summary of the death and disability provisions of the Atlas Employment Agreements.

Each of the Titan Employment Agreements contains restrictive covenants applicable to the executive officers with respect to noncompetition and nonsolicitation that are similar to such provisions in the Atlas Employment Agreements.

In addition, Under each of the Titan Employment Agreements, any payments or benefits payable to the executive will be cut back to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Internal Revenue Code, unless the executive would be better off on an after-tax basis receiving all such payments or benefits.

The following table provides an estimate of the value of the benefits to Mr. E. Cohen pursuant to his Titan Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$3,821,370	(3)	$—	$357,215
Disability	1,421,370		29,600	357,215
Termination by us without cause or by Mr. Cohen for good reason	7,633,424	(4)	29,600	357,215

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents pro rata incentive compensation and life insurance policy proceeds allocated to Titan.

(4)	Represents pro rata incentive compensation plus three times (a) Mr. Cohen’s base salary plus (b) average incentive compensation allocated to Titan.

The following table provides an estimate of the value of the benefits to Mr. J. Cohen pursuant to his Titan Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$3,781,370	(3)	$—	$357,215
Disability	1,381,370		53,374	357,215
Termination by us without cause or by Mr. Cohen for good reason	7,053,424	(4)	53,374	357,215

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents pro rata incentive compensation and life insurance policy proceeds allocated to Titan.

(4)	Represents pro rata incentive compensation plus three times (a) Mr. Cohen’s base salary plus (b) average incentive compensation allocated to Titan.

The following table provides an estimate of the value of the benefits to Mr. Herz pursuant to his Titan Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$1,266,192		17,715	$357,215
Disability	1,266,192		17,715	357,215
Termination by us without cause or by Mr. Herz for good reason	3,932,384	(3)	35,431	357,215

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents two times (a) Mr. Herz’s base salary plus (b) average incentive compensation allocated to Titan.

The following table provides an estimate of the value of the benefits to Mr. Schumacher, pursuant to his Titan Employment Agreement, if a termination event had occurred as of December 31, 2016:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$400,000		$17,791	$133,957
Disability	400,000		17,791	133,957
Termination by us without cause or by Mr. Schumacher for good reason	1,610,000	(3)	35,583	133,957

(1)	Dental and medical benefits were calculated using 2016 COBRA rates.

(2)	Represents the value of unvested unit awards disclosed in the “2016 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2016.

(3)	Represents two times (a) Mr. Schumacher’s base salary plus (b) average incentive compensation allocated to Titan.

Long-Term Incentive Plans

2015 Long-Term Incentive Plan

In February 2015, we adopted the Atlas Energy Group, LLC 2015 Long-Term Incentive Plan, which we refer to as the “2015 LTIP.” The following is a brief description of the principal features of the 2015 LTIP.

Purpose

The 2015 LTIP is intended to promote our interests by providing to our officers, employees, and directors, employees of our affiliates, consultants, and joint venture partners who perform services for us incentive awards for superior performance that are based on our common units. The 2015 LTIP is intended to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability, and to encourage them to devote their best efforts to our business and advancing our interests.

Administration

Grants made under the 2015 LTIP are determined by our board of directors or a committee of the board of appointed by the board of directors to administer the 2015 LTIP. Our board has appointed the Compensation Committee to administer the 2015 LTIP, which we refer to as the “committee.”

Subject to the provisions of the 2015 LTIP, the Committee is authorized to administer and interpret the 2015 LTIP, to make factual determinations, and to adopt or amend its rules, regulations, agreements, and instruments for implementing the 2015 LTIP. The Committee also has the full power and authority to determine the recipients of grants under the 2015 LTIP as well as the terms and provisions of restrictions relating to grants.

Subject to any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the 2015 LTIP, including the power to award grants under the 2015 LTIP, to our Chief Executive Officer, subject to such limitations as the Committee may impose, if any. However, the Chief Executive Officer may not make awards to, or take any action with respect to any grant previously awarded to, himself or a person who is subject to Rule 16b-3 under the Exchange Act.

Eligibility

Persons eligible to receive grants under the 2015 LTIP are (a) officers and employees of us, our affiliates, consultants, or joint venture partners who perform services for us or an affiliate or in furtherance of our business (we refer to each such officer and employee as an “eligible employee”) and (b) our non-employee directors.

Unit Reserve; Adjustments

Awards in respect of up to 5.25 million of our common units may be issued under the 2015 LTIP. This amount is subject to adjustment as provided in the 2015 LTIP for events such as distributions (in common units or other securities or property, including cash), unit splits (including reverse splits), recapitalizations, mergers, consolidations, reorganizations, reclassifications, and other extraordinary events affecting our outstanding common units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2015 LTIP. Common units issued under the 2015 LTIP may consist of newly issued common units, common units acquired in the open market or from any of our affiliates, or any other person, or any combination of the foregoing. If any award granted under the 2015 LTIP is forfeited or otherwise terminates or is cancelled or paid without the delivery of common units, then the common units covered by the award will (to the extent of the forfeiture, termination, or cancellation, as the case may be) again be available for grants of awards under the 2015 LTIP. Common units surrendered in payment of the exercise price of an option, and withheld or surrendered for payment of taxes, will not be available for re-issuance under the 2015 LTIP.

Awards

Awards granted under the 2015 LTIP may consist of options to purchase common units, phantom units, and restricted units. All grants are subject to such terms and conditions as the Committee deems appropriate, including vesting conditions.

Options. An option is the right to purchase a common unit in the future at a predetermined price (which we refer to as the “exercise price”). The exercise price of each option is determined by the Committee and may be equal to or greater than the fair market value of a common unit on the date the option is granted. The Committee will determine the vesting and exercise restrictions applicable to an award of options, if any, and the method or methods by which payment of the exercise price may be made, which may include, without limitation, cash, check acceptable to the board of directors, a tender of common units having a fair market value equal to the exercise price, a “cashless” broker-assisted exercise, a recourse note in a form acceptable to the board of directors and that does not violate the Sarbanes-Oxley Act of 2002, a “net exercise” that permits us to withhold a number of common units that otherwise would be issued to the holder of the option pursuant to the exercise of the option having a fair market value equal to the exercise price, or any combination of the methods described above.

Phantom Units. Phantom units represent rights to receive common units, an amount of cash or other securities or property based on the value of a common unit, or a combination of common units and cash or other securities or property. Phantom units are subject to terms and conditions determined by the Committee, which may include vesting restrictions. In addition, the Committee may grant distribution equivalent rights in connection with a grant of phantom units. Distribution equivalent rights represent the right to receive an amount in cash, securities, or other property equal to, and at the same time as, the cash distributions or other distributions of securities or other property made by us with respect to common units during the period that the underlying phantom unit is outstanding. Distribution equivalents may (a) be paid currently or may be deferred and, if deferred, may accrue interest, (b) accrue as a cash obligation or may convert into additional phantom units for the holder of the underlying phantom units, (c) be payable based on the achievement of specific goals, and (d) be payable in cash or common units or in a combination of cash and common units, in each case as determined by the Committee.

Restricted Units. Restricted units are actual common units issued to a participant that are subject to vesting restrictions and evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more unit certificates. Prior to or upon the grant of an award of restricted units, the Committee will condition the vesting or transferability of the restricted units upon continued service, the attainment of performance goals, or both. Unless otherwise determined by the Committee, a holder of restricted units will have certain rights of holders of our common units in general, including the right to vote the restricted units. During the period during which the restricted units are subject to vesting restrictions, however, the holder will not be permitted to sell, assign, transfer, pledge, or otherwise encumber the restricted units. As determined by the Committee, cash dividends on restricted units may be automatically deferred or reinvested in additional restricted units and held subject to the vesting of the underlying restricted units, and dividends payable in common units may be paid in the form of restricted units of the same class as the restricted units with respect to which the dividend is paid and may be subject to vesting of the underlying restricted units.

Change in Control

Individual	Triggering event	Acceleration
Eligible employees

Change of Control (as defined in the 2015LTIP), and

Termination of employment without “cause” as defined in the 2015 LTIP or upon any other type of termination specified in the applicable award agreement(s), following a change of control

Unvested awards immediately vest in full and in the case of options, become exercisable for the one-year period following the date of termination (but not later than the end of the original term of the option)

Independent directors	Change of Control (as defined in the 2015 LTIP)	Unvested awards immediately vest in full

No Assignment

Except as otherwise determined by the Committee, no award granted under the 2015 LTIP is assignable or transferable except by will or the laws of descent and distribution. When a participant dies, the personal representative or other person entitled to succeed to the rights of the participant may exercise the participant’s rights under his or her awards.

Withholding

All awards granted under the 2015 LTIP are subject to applicable federal (including FICA), state, and local tax withholding requirements. If we so permit, common units may be withheld to satisfy tax withholding obligations with respect to awards paid in common units, at the time such awards become subject to employment taxes and tax withholding, as applicable, up to an amount that does not exceed the minimum required withholding for federal (including FICA), state, and local tax liabilities. We may require forfeiture of any award for which the participant does not timely pay the applicable withholding taxes.

Amendment and Termination

Subject to the limitations described below, the Committee may amend, alter, suspend, discontinue, or terminate the 2015 LTIP at any time without the consent of participants, except that the Committee may not amend the 2015 LTIP without approval of the unitholders if such approval is required in order to comply with applicable stock exchange requirements. We may waive any conditions or rights under, amend any terms of, or alter any award previously granted under the 2015 LTIP; however, no change to any award previously granted under the 2015 LTIP may materially reduce the benefit to a participant, unless the participant has consented or such change is explicitly allowed in the 2015 LTIP or the applicable award agreements. The Committee may not reprice options, nor may the 2015 LTIP be amended to permit option repricing, unless the unitholders approve such repricing or amendment.

Plan Term

The 2015 LTIP will continue until the date terminated by our Board or the date upon which common units are no longer available for the grant of awards, whichever occurs first.

Titan Management Incentive Plan

The Amended and Restated Titan Energy, LLC Management Incentive Plan (the “MIP”) has been adopted the employees, directors and individual consultants of Titan and its affiliates. The MIP permits the grant of options, phantom shares and restricted and unrestricted common shares, as well as dividend equivalent rights. A maximum of 25% of the shares available for issuance under the MIP shall be available for issuance pursuant to incentive stock options. Subject to adjustment in accordance with the MIP, a maximum of 655,555 common shares was originally reserved for issuance pursuant to awards under the MIP. Common shares subject to forfeited awards or withheld to satisfy exercise prices or tax withholding obligations will again be available for delivery pursuant to other awards. Upon a change in control, all unvested awards held by directors shall immediately vest in full. The MIP has a term of 10 years and will be administered by the Board, which may delegate to a committee or Titan’s Chief Executive Officer.

Our Senior Executive Plan

In February 2015, we adopted the Atlas Energy Group, LLC Annual Incentive Plan for Senior Executives, which we refer to as the “Senior Executive Plan.” The following is a summary of the Senior Executive Plan.

Purpose

The Senior Executive Plan provides a means for awarding annual incentive pay, a component of our compensation program, to our senior executive employees and senior executive employees of our subsidiaries based on the achievement of performance goals over a designated performance period. The performance period is our fiscal year or any other period of up to 12 months. The objectives of the Senior Executive Plan are:

●	to enhance our ability to attract, reward and retain senior executive employees;

●	to strengthen employee commitment to our success; and

●	to align employee interests with those of our unitholders by providing compensation that varies based on our success.

Administration

The Senior Executive Plan is administered and interpreted by our Compensation Committee. The Committee has the authority to establish rules and regulations relating to the Senior Executive Plan, to interpret the Senior Executive Plan and those rules and regulations, to select participants, to determine each participant’s maximum award and award amount, to approve all awards, to decide the facts in any case arising under the Senior Executive Plan, to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Senior Executive Plan, including the delegation of its authority or power, where appropriate.

Eligibility and Participation

Our senior executive employees are eligible to participate in the Senior Executive Plan. The Compensation Committee selects the senior executive employees who will participate in the Senior Executive Plan for each performance period.

Establishment of Performance Goals

As soon as practicable following the beginning of a performance period, the Compensation Committee determines the performance goals, and each participant’s maximum award for the performance period. The performance goals may provide for differing amounts to be paid based on differing thresholds of performance.

Performance Objectives

The performance goals are based on performance objectives selected by the Compensation Committee for each performance period. In each period, the Committee may consider factors including performance relative to an appropriate group designated by the Committee, total market return and distributions paid to unitholders, and factors related to the operation of the business, including growth of reserves, growth in production, processing and intake of natural gas, health and safety performance, environmental compliance, and risk management. The aforementioned performance criteria may be considered either individually or in any combination, applied to us as a whole, to a subsidiary, to a business unit of us or any subsidiary, to an affiliate or any subsidiary, or to any individual, measured either annually or cumulatively over a period of time. To the extent applicable, the Compensation Committee, in determining whether and to what extent a performance goal has been achieved, will use the information set forth in our audited financial statements and other objectively determinable information. The performance goals established by the Committee may be (but need not be) different each performance period, and different performance goals may be applicable to different participants.

Calculation of Awards

A participant will earn an award for a performance period based on the level of achievement of the performance goals established by the Compensation Committee for that performance period. The Committee may reduce or increase an award for any performance period based on its assessment of personal performance or other factors.

Payment of Awards

The Compensation Committee will certify and announce the awards that will be paid to each participant as soon as practicable following the final determination of our financial results for the relevant performance period. Payment of the awards certified by the Committee will be made as soon as practicable following the close of the performance period, but in any event within 2.5 months after the close of the performance period. Awards shall be paid in cash, in equity, or in a combination thereof. Any common or phantom units may be issued under any long-term incentive plan.

Limitations on Payment of Awards

Generally, a participant must be employed on the last day of a performance period to receive payment of an award under the Senior Executive Plan. If a participant’s employment terminates before the end of the performance period, however, the Compensation Committee may determine that the participant will remain eligible to receive a prorated portion of any award that would have been earned for the performance period, in such circumstances as the Committee deems appropriate. If a participant is on an authorized leave of absence during the performance period, the participant may be eligible to receive a prorated portion of any award that would have been earned, as determined by the Committee.

Change in Control

Unless the Compensation Committee determines otherwise, if a “change in control” (as defined in the Senior Executive Plan) occurs before the end of a performance period, each participant will receive an award for the performance period based on performance measured as of the date of the change in control.

Amendment and Termination of Plan

The Compensation Committee has the authority to amend, modify, or terminate the Senior Executive Plan at any time. In the case of a termination of the plan, each participant may receive all or a portion of the award that would otherwise have been earned for the then-current performance period had the Senior Executive Plan not been terminated, as determined by the Committee.

2016 Outstanding Equity Awards at Fiscal Year-end

	Option Awards				Stock Awards
Name	Exerciseable	Unexerciseable	Option Exercise Price	Option Expiration Date	Number of Units that have not Vested		Market Value of Units that have not Vested

Edward E. Cohen	—	—	N/A	N/A	74,111	(1)	357,215
	—	—	N/A	N/A	250,000	(2)	180,000
	—	—			200,000	(3)	144,000
Jeffrey M. Slotterback	—	—	N/A	N/A	27,792	(4)	133,957
	—	—	N/A	N/A	35,000	(5)	25,200
	—	—			100,000	(6)	72,000
Jonathan Z. Cohen	—	—	N/A	N/A	74,111	(1)	357,215
	—	—	N/A	N/A	250,000	(2)	180,000
	—	—			200,000	(3)	144,000
Daniel C. Herz	—	—	N/A	N/A	74,111	(1)	357,215
	—	—	N/A	N/A	250,000	(2)	180,000
					200,000	(3)	144,000
Mark D. Schumacher	—	—	N/A	N/A	27,792	(4)	133,957
			N/A	N/A	175,000	(7)	126,000
					100,000	(6)	72,000

(1)	Represents restricted Titan Energy, LLC shares which will vest as follows: 9/1/2017- 24,456; 9/1/2018 - 24,456; 9/1/2019 - 25,199.

(2)	Represents Atlas Energy phantom units, which vest as follows: 3/1/2018 - 165,000; 6/8/2018 - 85,000.

(3)	Represents Atlas Energy phantom units, which vest as follows: 3/1/2018 - 132,000; 6/8/2018 - 68,000.

(4)	Represents restricted Titan Energy, LLC shares which will vest as follows: 9/1/2017- 9,171; 9/1/2018 - 9,171; 9/1/2019 - 9,450.

(5)	Represents Atlas Energy phantom units, which vest as follows: 3/1/2018 - 23,100; 6/8/2018 - 11,900.

(6)	Represents Atlas Energy phantom units, which vest as follows: 3/1/2018 - 66,000; 6/8/2018 - 34,000.

(7)	Represents Atlas Energy phantom units, which vest as follows: 3/1/2018 -115,500; 6/8/2018 -59,500.

2016 Option Exercises and Units Vested Table

	Option Awards		Stock Awards
Name	Number of Units Acquired on Exercise	Value Realized on Exercise	Number of Units Acquired on Vesting(1)		Value Realized on Vesting ($)

Edward E. Cohen	—	—	37,000		178,340
Jeffrey M. Slotterback	—	—	13,875		66,878
Jonathan Z. Cohen	—	—	37,000		178,340
Daniel C. Herz	—	—	37,000		178,340
Mark D. Schumacher	—	—	20,125	(2)	71,503

(1)	Represents Titan common shares with a fair market value of $4.82.

(2)	Comprised of 13,875 Titan common shares with a fair market value of $4.82 and 6,250 ARP common units with a fair market value of $0.74.

2016 Nonqualified Deferred Compensation

Name	Executive contributions In the last FY ($)	Registrant contributions in the last FY ($)		Aggregate earnings in the last FY ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate balance at last FYE ($)

Edward E. Cohen	35,000	35,000	(2)	2,949	1,263,889	1,336,838
Jonathan Z. Cohen	26,538	26,538	(3)	2,184	884,722	939,982

(1)	Contributions are invested in a mutual fund and cash balances are invested daily in a money market account.

(2)	This amount is included within the Summary Compensation Table for 2016 reflecting our $35,000 matching contribution in the all other compensation column.

(3)	This amount is included within the Summary Compensation Table for 2016 reflecting our $26,538 matching contribution in the all other compensation column.

Effective July 1, 2011, Atlas Energy established the Atlas Energy Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan for certain highly compensated employees. We assumed all of Atlas Energy’s obligations under the Atlas Energy Deferred Compensation Plan as part of the Targa transactions in February 2015, and refer to it as the Deferred Compensation Plan. The Deferred Compensation Plan provides Messrs. E. Cohen and J. Cohen, the plan’s current participants, with the opportunity to defer, annually, the receipt of a portion of their compensation, and to permit them to designate investment indices for the purpose of crediting earnings and losses on any amounts deferred under the Deferred Compensation Plan. Messrs. E. Cohen and J. Cohen may defer up to 10% of their total annual cash compensation (which means base salary and non-performance-based bonus) and up to 100% of all performance-based bonuses, and we are obligated to match such deferrals on a dollar-for-dollar basis (i.e., 100% of the deferral) up to a total of 50% of their base salary for any calendar year. Effective July 2016, we suspended deferrals and allocations to the accounts. Account balances remain payable as specified in original deferral elections. The account is invested in a mutual fund, and cash balances are invested daily in a money market account. Atlas Energy established a “rabbi” trust to serve as the funding vehicle for the Deferred Compensation Plan and we will, not later than the last day of the first month of each calendar quarter, make contributions to the trust in the amount of the compensation deferred, along with the corresponding match, during the preceding calendar quarter. Notwithstanding the establishment of the rabbi trust, the obligation to pay the amounts due under the Deferred Compensation Plan constitutes a general, unsecured obligation, payable out of our general assets, and Messrs. E. Cohen and J. Cohen do not have any rights to any specific asset of our company.

The Deferred Compensation Plan has the following additional provisions:

●	At the time the participant makes his deferral election with respect to any year, he must specify the date or dates (but not more than two) on which distributions will start, which date may be upon termination of employment or a date that is at least three years after the year in which the amount deferred would otherwise have been earned. A participant may subsequently defer a specified payment date for a minimum of an additional five years from the previously elected payment date. If the participant fails to make an election, all amounts will be distributable upon the termination of employment.

●	Distributions will be made earlier in the event of death, disability or a termination of employment due to a change of control.

●	If the participant elects to receive all or a portion of his distribution upon the termination of employment, it will be paid in a lump sum. Otherwise, the participant may elect to receive a lump sum payment or equal installments over not more than 10 years.

●	A participant may request a distribution of all or part of his account in the event of an unforeseen financial emergency. An unforeseen financial emergency is a severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the participant, or a sudden and unexpected illness or accident of a dependent, or loss of the participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the participant. An unforeseen financial emergency is not deemed to exist to the extent it is or may be relieved through reimbursement or compensation by insurance or otherwise; by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship; by cessation of deferrals under the plan; or by liquidation of the participant’s other assets (including assets of the participant’s spouse and minor children that are reasonably available to the participant) to the extent that this liquidation would not itself cause severe financial hardship.

Equity Compensation Plan Information

The following table provides information regarding the Company’s LTIP as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of equity instruments	Weighted- average exercise price of outstanding equity instruments		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders—phantom units	3,995,214	$	N/A
Equity compensation plans approved by security holders—unit options	N/A	$	N/A
Total	3,995,214	$		1,220,960

The following table provides information regarding the Titan Management Incentive Plan as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of equity instruments	Weighted- average exercise price of outstanding equity instruments	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders—phantom units	111,000	$ N/A
Equity compensation plans approved by security holders—options		$
Total	111,000	$	96,768

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and Board members and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

Based solely upon our review of reports received by us, or representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal year 2016, our executive officers, directors and persons who beneficially owned more than 10% of our common units complied with all applicable filing requirements except for Mr. Leon Cooperman who filed one late Form 4 relating to sales of common units.

Certain Relationships and Related Transactions

Term Loans

On March 30, 2016, we, together with New Atlas Holdings, LLC (the “Borrower” and Atlas Lightfoot, LLC, entered into a Third Amendment (the “Third Amendment”) to that our credit agreement with Riverstone Credit Partners, L.P., as administrative agent (“Riverstone”), and the lenders (the “Lenders”) from time to time party thereto (the “First Lien Credit Agreement”).

The outstanding loans under the First Lien Credit Agreement were bifurcated between the existing First Lien Credit Agreement and the new Second Lien Credit Agreement (the “Second Lien Credit Agreement”), with $35 million and $35.8 million (including $2.4 million in deemed prepayment premium) in borrowings outstanding, respectively.  In connection with the execution of the Third Amendment, the Borrower made a prepayment of approximately $4.8 million of the outstanding principal and interest.

Certain of our current and former officers are participants in approximately 12% of the loan syndication, and a foundation affiliated with a 5% or more unitholder is a participant in approximately 12% of the loan syndication.

Warrants and Registration Rights Agreement

Pursuant to the terms of the Second Lien Credit Agreement, on April 27, 2016 we issued to the Lenders (including certain of our current and former officers and affiliates) warrants (the “Warrants”) to purchase an aggregate of up to 4,668,044 common units representing limited partner interests in us at an exercise price of $0.20 per unit.  In connection with the issuance and sale of the Warrants, we entered into a registration rights agreement with the Lenders, dated April 27, 2016 (the “Registration Rights Agreement”), relating to the registered resale of the common units underlying the Warrants, as well as any common units issued as in-kind interest payments under the Second Lien Credit Agreement.  Pursuant to the Registration Rights Agreement, we are required to file a shelf registration statement within 90 days of request by the Lenders and to use commercially reasonable efforts to cause such registration statement to become effective within 120 days of such request.  In certain circumstances, the Lenders will have piggyback registration rights on certain registered offerings and will have rights to request an underwriter offering.  The Lenders will cease to have rights under the Registration Rights Agreement on the later of (i) the earlier of (x) the fourth anniversary of the date on which all of such Lender’s Warrants have been exercised for common units and (y) April 27, 2026 and (ii) the earlier of (x) the date on which such Lender is no longer an “affiliate” as such term is defined in Rule 144 promulgated under the Securities Act and (y) April 27, 2026.

Our Relationship with Titan

Following the consummation of the transactions pursuant to the Plan, on September 1, 2016, we entered into a Delegation of Management Agreement (the “Delegation Agreement”) with Titan. Pursuant to the Delegation Agreement, Titan has delegated to Titan Management all of Titan’s rights and powers to manage and control the business and affairs of Titan Operating. However, Titan’s board of directors retains management and control over certain non-delegated duties.

Other than its named executive officers, Titan does not directly employ any persons to manage or operate its business. These functions are provided by our employees and affiliates, including Titan Management. In connection therewith, we and certain of our subsidiaries entered into an Omnibus Agreement (the “Omnibus Agreement”) dated September 1, 2016 with Titan. Pursuant to the Omnibus Agreement, we will provide Titan with certain financial, legal, accounting, tax advisory, financial advisory and engineering services (including cash management services), and Titan and Titan Operating will reimburse us for direct and allocable indirect expenses incurred in connection with the provision of the services, subject to certain approval rights in favor of Titan’s Conflicts Committee.

Upon termination of the Omnibus Agreement (other than due to a breach by Titan Management), Titan and Titan Operating will pay to Titan Management an amount sufficient to reimburse Titan Management for all severance and related costs it is expected to incur due to staff reduction (excluding any executive with an employment agreement with us, which executive shall receive payment under his or her employment agreement) in connection with such termination based upon the severance plans and arrangements of Titan Management and its affiliates in place at such time which shall be consistent with existing staff severance policies, subject to certain exceptions. The reimbursement obligation is subject to a cap of $14.9 million.

For the year ended December 31, 2016, Titan (and its Predecessor) reimbursed us $47.0 million for expenses, compensation and benefits.

Following the consummation of the transactions pursuant to the Plan, Titan Management, as the holder of Titan’s Series A Preferred Share, has the ability to appoint four Class A directors to Titan’s board of directors (the “Titan Board”). In addition, the holder of the Series A Preferred Share (currently Titan Management) is entitled to 2% of the aggregate of distributions paid to shareholders, subject to dilution if catch-up contributions are not made with respect to future equity issuances (other than any share split which is not a Series A Distribution or pursuant to the Titan Energy, LLC Management Incentive Plan, in each case as to which there shall be no adjustment to the percentage interest of the Series A Preferred Share). The Series A Preferred Share has voting rights identical to Titan’s common shares representing limited liability company interests (the “Titan Common Shares”) and votes as a single class with the Titan Common Shares with voting power equal to its then-applicable percentage interest; provided, that the Series A Preferred Share has no right to vote with respect to the election or removal of Class B directors or the exercise of the Preferred Share Call Right.

Common Share Issuance

On September 1, 2016, Titan issued 5,000,000 new Titan Common Shares in accordance with the Plan. The Second Lien Lenders received 500,000 Common Shares (representing 10% of the initially outstanding Common Shares). Holders of ARP’s senior notes, in exchange for 100% of the $668 million aggregate principal amount of notes outstanding plus accrued but unpaid interest as of the commencement of the Chapter 11 cases, received 4,500,000 Titan Common Shares (representing 90% of the initially outstanding Titan Common Shares). On September 1, 2016, Titan also issued the Series A Preferred Share to Titan Management.

Registration Rights Agreement

In connection with the issuance of the Titan Common Shares as of September 1, 2016 to the Second Lien Lenders and the holders of ARP’s senior notes, Titan entered into the Registration Rights Agreement, dated as of September 1, 2016, with the holders who received at least 5% of its outstanding Titan Common Shares (the “Holders”), relating to the registered resale of the Titan Common Shares. Pursuant to the Registration Rights Agreement, Titan was required to use its commercially reasonable efforts to file a shelf registration statement within 90 days of September 1, 2016 and use commercially reasonable efforts to cause such registration statement to become effective within 180 days of September 1, 2016. In certain circumstances, the Holders will have piggyback registration rights on certain registered offerings and will have rights to request underwritten offerings. The Holders will cease to have rights under the Registration Rights Agreement on the tenth anniversary of September 1, 2016.

Pursuant to the Registration Rights Agreement, Titan filed a Registration Statement on Form S-1(File No. 333-214850) on November 30, 2016, which the SEC declared effective on December 14, 2016.

Our Relationship with AGP

We indirectly own 80.01% of Atlas Growth Partners, GP, LLC (“AGP GP”), and 19.99% of AGP GP is owned by current and former members of our management.

AGP does not directly employ any persons to manage or operate its business. These functions are provided by our employees and affiliates. AGP GP receives an annual management fee in connection with its management of AGP equivalent to 1% of capital contributions per annum. During the year ended December 31, 2016, AGP paid $2.3 million for this management fee. We charge direct costs, such as salary and wages, and allocate indirect costs, such as rent for offices, to AGP by us based on the number of its employees who devoted substantially all of their time to activities on its behalf. AGP reimburses us at cost for direct costs incurred on its behalf. AGP will reimburse all necessary and reasonable costs allocated by the general partner.

Anthem is currently acting as the dealer manager for AGP’s issuance and sale in a continuous offering of up to a maximum agreement amount of 100,000,000 common units representing limited partner interests in AGP as further described in AGP’s registration statement on Form S-1 (File No. 333-207537). AGP will pay Anthem (1) compensation equal to 3.00% of the gross proceeds of the offering (Anthem may reallow up to 1.50% of gross offering proceeds it receives as dealer manager fees to participating broker-dealers, but expects to reallow 1.25% of gross offering proceeds to participating broker-dealers); (2) 7.00% and 3.00% of aggregate gross proceeds from the sale of Class A common units and Class T common units, respectively, as sales commissions; (3) with respect to Class T common units, a distribution and unitholder servicing fee in the aggregate amount of 4.00% of the gross proceeds from the sale of Class T common units, which distribution and unitholder servicing fee will be withheld from cash distributions otherwise payable to the purchasers of Class T common units at a rate of $0.025 per quarter per unit. On November 2, 2016, AGP decided to temporarily suspend its current primary offering efforts.

Drilling Partnerships

On October 24, 2016, the board of directors of Titan’s wholly owned subsidiary, Atlas Resources, LLC, approved Titan’s acquisition of properties in exchange for assuming all liabilities in connection with the liquidation of certain of the Drilling Partnerships. These acquisitions have an effective date of October 1, 2016. Titan recorded $31.0 million and $14.7 million of gas and oil properties and asset retirement obligations, respectively, resulting in non-cash gain of $22.4 million, net of consolidation and transfer adjustments, in the successor period from September 1, 2016 through December 31, 2016.

GP/LP Interest in Lightfoot

We have a 12.0% limited partner interest in Lightfoot Capital Partners, L.P. (“Lightfoot L.P.”) and a 15.9% general partner interest in Lightfoot Capital Partners GP, LLC (“Lightfoot G.P.” and together with Lightfoot L.P., “Lightfoot”), the general partner of Lightfoot L.P., an entity for which Jonathan Cohen, Executive Chairman of our Board, is the Chairman of the board of directors. During the year ended December 31, 2016, we received net cash distributions of $1.9 million.

Indemnification of Directors and Officers

Under our limited liability company agreement, in most circumstances, we will indemnify any director or, officer, manager, managing member, tax matters partner, employee, agent or trustee of our company or any of our affiliates and any person who is or was serving at our request as a manager, managing member, officer, director, tax matter partner, employee, agent, fiduciary or trustee of another person, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business.

Procedures for Approval of Related Person Transactions

The Board has adopted a written policy designed to minimize potential conflicts of interest in connection with our transactions with related persons. This policy defines a “related person” to include: (i) any executive officer, director or director nominee; (ii) any person known to be a beneficial owner of 5% or more of our common units; (iii) an immediate family member of any person included in clauses (i) and (ii) (which, by definition, includes a person’s spouse, parents, and parents in law, step parents, children, children in law and step children, siblings and brothers and sisters in law and anyone residing in that person’s home); and (iv) any firm, corporation or other entity in which any person included in clauses (i) through (iii) above is employed as an executive officer, is a director, partner, principal or occupies a similar position or in which that person owns a 5% or more beneficial interest. The policy defines a “related person transaction” as a transaction, arrangement or relationship between us and a related party that is anticipated to exceed $120,000 in any calendar year and provide that each related person transaction must be approved, in advance, by the disinterested members of the board of directors. If approval in advance is not feasible, the related person transaction must be ratified by the disinterested directors. In approving a related person transaction, the disinterested directors will take into account, in addition to such other factors as they deem appropriate, the extent of the related person’s interest in the transaction and whether the transaction is no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances.

The following related person transactions were pre-approved under the policy: (i) employment of an executive officer to perform services on our behalf (or on behalf of one of our subsidiaries) if (a) the compensation is required to be reported in our annual report on Form 10-K or (b) the executive officer is not an immediate family member of an executive officer, director, director nominee or person known to be a beneficial owner of 5% or more of our common units and such compensation was approved, or recommended to the board of directors for approval by the Compensation Committee; (ii) compensation paid to directors for serving on the Board or any committee thereof or reimbursement of expenses in connection with such services, if the compensation is required to be reported in our annual report on Form 10-K; (iii) transactions where the related person’s interest arises solely as a holder of our common units and all holders of our common units received the same benefit on a pro rata basis (e.g., dividends), or transactions available to all employees generally; (iv) a transaction at another company where the related person is only an employee (and not an executive officer), director or beneficial owner of less than 10% of such company’s shares and the aggregate amount involved does not exceed the greater of $1.0 million or 2% of that company’s total annual revenues; and (v) any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which the related person’s only relationship is an employee (other than an executive officer) or director or similar capacity, if the aggregate amount involved does not exceed the lesser of $200,000 or 2% of the charitable organization’s total annual receipts, expenditures or assets.

Other Matters

As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment of what they consider to be in our best interests.

Except as hereinabove stated, all units represented by valid proxies received will be voted in accordance with the provisions of the proxy.

Unitholders Sharing an Address

Unitholders sharing an address with another unitholder may receive only one Notice of Internet Availability of Proxy Materials or only one Annual Report or one set of proxy materials at that address unless they have provided contrary instructions. Any such unitholder who wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report or proxy materials now or in the future may write or call to request a separate copy of these materials from: Investor Relations, 425 Houston Street, Suite 300, Fort Worth, Texas 76102; telephone number (877) 280-2857. We will promptly deliver a copy of the requested materials.

Similarly, unitholders sharing an address with another unitholder who have received multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

Annual Report on Form 10-K

Our Annual Report, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2016, are available free of charge on the Investor Relations page on our website at www.atlasenergy.com. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. We will also furnish any exhibit to the Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at our Fort Worth address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our units on May 26, 2017.

Unitholder Proposals or Director Nominations

Deadline for Inclusion of Unitholder Proposal or Nominations in 2018 Proxy Statement

Rule 14a-8 of the Exchange Act establishes the eligibility requirements and the procedures that must be followed for an equity holder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2018 proxy materials must be received by us at 425 Houston Street, Suite 300, Fort Worth, Texas, 76102, Attention: Secretary, on or before February 15, 2018. Proposals must comply with all the requirements of Rule 14a-8.

Advance Notice Requirement for Unitholder Proposals or Nominations

A unitholder who wishes to present a matter for action or to present one or more directors for nomination at our 2018 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary during the time period beginning on March 27, 2018 and ending on April 26, 2018, a notice containing the information required by the advance notice and other provisions of the LLC Agreement, including the name of any person(s) to be nominated. See below for a summary of the notice requirements. A copy of the LLC Agreement may be obtained by directing a written request to us at 425 Houston Street, Suite 300, Fort Worth, Texas 76102, Attention: Secretary.

ATLAS ENERGY GROUP, LLC 425 HOUSTON STREET, SUITE 300 FORT WORTH, TX 76102

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E30734-P95521	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ATLAS ENERGY GROUP, LLC
The Board of Directors of Atlas Energy Group, LLC recommends that you vote FOR proposals 2 and 3 and FOR the nominee listed for election of director under proposal 1:
1.	Proposal 1 – ELECTION OF CLASS II DIRECTOR:
	Nominee:	For	Withhold
	1a. Edward E. Cohen	☐	☐

						For	Against	Abstain

2.	Proposal 2 – Proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐

3.	Proposal 3 – Proposal to ratify the appointment by the Company’s Board of Directors of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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ATLAS ENERGY GROUP, LLC

ANNUAL MEETING OF COMMON UNITHOLDERS

MARK, SIGN, DATE AND RETURN YOUR PROXY TODAY,
UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED
NO LATER THAN 11:59 P.M. EASTERN TIME ON JULY 24, 2017 TO BE INCLUDED IN THE VOTING
RESULTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,
MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

E30735-P95521

ATLAS ENERGY GROUP, LLC Annual Meeting of Common Unitholders July 25, 2017, 1:30 P.M. This proxy is solicited on behalf of the Board of Directors of Atlas Energy Group, LLC

The undersigned hereby appoints Jonathan Z. Cohen and Jeffrey M. Slotterback, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of Atlas Energy Group, LLC held of record by the undersigned at the Annual Meeting of Common Unitholders to be held at 1:30 P.M. Eastern Time on July 25, 2017, at The Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ONE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

V.1.1